UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Boulder Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Boulder Brands, Inc.
115 West Century Road, Suite 260
Paramus, New Jersey 07652

To Stockholders:

You are cordially invited to attend the Boulder Brands, Inc. annual meeting of stockholders at 10:00 A.M. local time on Wednesday, May 22, 2013, at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302. The attached notice of annual meeting and proxy statement describes all known items to be acted upon by stockholders at the meeting and describes other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the attached proxy card by mail. Please vote your shares as soon as possible. This is your meeting and your participation is important. We hope you will be able to attend the meeting, but in any event we would appreciate your dating, signing and returning the enclosed proxy as promptly as possible. If you attend the meeting, you may revoke your proxy and vote in person.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Stephen B. Hughes
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders:

The 2013 annual meeting of stockholders of Boulder Brands, Inc. (the “Company” or “Boulder Brands”) will be held at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, on Wednesday, May 22, 2013, beginning at 10:00 A.M. local time. At the meeting, the holders of the Company’s outstanding common stock will be asked to:

(1)	elect the two director nominees named in the attached proxy statement to serve a three-year term and until their successors have been elected and qualified;
(2)	approve, on an advisory basis, our named executive officer compensation, which is often referred to as a “say-on-pay” vote;
(3)	ratify the appointment of EKS&H LLLP as the Company’s independent registered public accounting firm for 2013; and
(4)	transact any other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on April 1, 2013 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card. If your shares are held in the name of a bank, broker or other nominee, their voting procedures should be described on the voting form they send to you. We encourage you to provide instructions to your broker regarding the voting of your shares. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By order of the board of directors,

Stephen B. Hughes
Chairman and Chief Executive Officer

April 5, 2013

i

115 WEST CENTURY ROAD
SUITE 260
PARAMUS, NEW JERSEY 07652

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2013

PROXY STATEMENT

The board of directors of Boulder Brands, Inc. (the “Company” or “Boulder Brands”) is soliciting proxies from the Company’s stockholders to be used at the annual meeting of stockholders to be held on Wednesday, May 22, 2013, beginning at 10:00 A.M. local time at the St. Julien Hotel located at 900 Walnut Street, Boulder, Colorado 80302, and at any postponements or adjournments. This proxy statement contains information related to the annual meeting. This proxy statement, the accompanying proxy card and the Company’s annual report on Form 10-K are first being sent to stockholders on or about April 5, 2013.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our board of directors is soliciting proxies for the 2013 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 1, 2013, the record date for the meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission (the “SEC”) requires us to provide to our stockholders in this proxy statement.

How may I obtain Boulder Brands’ 10-K and other financial information?

A copy of our 2012 annual report on Form 10-K is enclosed.

This proxy statement and our 2012 annual report are also available online at: www.proxyvote.com. Stockholders can also access our other filings with the SEC on our website at www.boulderbrands.com.

Stockholders may request another copy of our 2012 annual report or proxy statement, free of charge, from:

Boulder Brands, Inc.
Attn: Corporate Secretary
115 West Century Road, Suite 260
Paramus, New Jersey 07652
(201) 568-9300

We will also furnish any exhibit to our Annual Report on Form 10-K that we filed with the SEC on February 28, 2013, if specifically requested, for a nominal fee.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, April 1, 2013, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each of the proposals to be considered at the meeting for each outstanding share of Boulder Brands common stock you owned as of the record date. There is no cumulative voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 59,504,263 shares of common stock, representing the same number of votes, were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. You may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of common stock represented by your proxy will be voted as you specify on the proxy card. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

If you hold your shares in “street name,” the Company has supplied copies of its proxy materials for its 2013 annual meeting of stockholders to the bank, broker or other nominee that holds your shares on your behalf, and they have the responsibility to send these proxy materials to you. Please refer to the voter instruction cards provided by your bank, broker or other nominee for specific instructions on methods of voting. You must either direct the bank, broker or other nominee of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. If you do not provide your bank, broker or nominee with instructions on how to vote your “street name” shares, your bank, broker or nominee will not be permitted to vote them on proposals that are considered non-routine (a broker “non-vote”).

Non-Routine Proposals.  The election of directors (Item 1) and the advisory vote on the compensation of named executive officers (Item 2) are non-routine items and may not be voted on by your bank, broker or other nominee without your specific voting instructions.

Routine Proposals.  The ratification of the appointment of EKS&H LLLP as the Company’s independent registered public accounting firm for 2013 (Item 3) is a routine item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Shares subject to a broker “non-vote” with respect to a proposal will not be considered for purposes of determining whether or not that proposal is approved.

We urge you to vote by returning the enclosed proxy card if you are a holder of record of your shares or by providing voting instructions to your bank, broker or other record holder if you hold your shares in “street name” even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present, or represented by proxy, for us to hold the meeting.

Your shares will be voted as you indicate. If you return the proxy card or voting instruction card but you do not indicate your voting preferences, your shares will be voted in accordance with the recommendations of the board. The board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by the proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. For shares for which you are the holder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your bank, broker or other nominee or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and request to revoke your previously submitted proxy, although attendance at the meeting will not by itself revoke a previously submitted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, Connecticut 06902, to aid in the solicitation of proxy materials for an estimated fee of $7,000 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

What vote is required to approve each item?

Election of Directors (Item 1).  In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Advisory Vote on Executive Compensation (Item 2).  In this advisory vote, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal. Because your vote on this proposal is advisory in nature, it will not be binding on the Company. However, the board will review the voting results and take such results into consideration when making future decisions regarding executive compensation.

Ratification of the Company’s Public Accounting Firm (Item 3).  On this proposal, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” To be approved, this proposal requires the affirmative vote of the majority of the shares of common stock present, in person or by proxy, and entitled to vote on the proposal.

With respect to each of the proposals (other than the election of directors), abstentions will have the same effect as a vote against the proposal.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares covered by each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Current Report on Form 8-K that will be filed by the Company with the SEC within four business days of the annual meeting.

How may I obtain a copy of Boulder Brands’ bylaw provisions regarding stockholder proposals and director nominations?

You may contact the corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Who may attend the annual meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a bank, broker or other nominee, the stockholder must bring a proxy or a letter from that bank, broker, or other nominee or their most recent account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date.

PROPOSALS TO BE SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1 — ELECTION OF DIRECTORS

The Company’s restated certificate of incorporation provides that the number of directors will be neither fewer than two nor more than ten with the actual number being fixed from time-to-time by resolution of the board. The authorized number of directors as of the date of this proxy statement is seven. The board of directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Messrs. Stephen B. Hughes and James E. Lewis, two of our current directors, are the only individuals that our board has nominated for election to the board at this 2013 annual meeting. Messrs. Hughes’ and Lewis’ term as a director will expire at the 2013 annual meeting. Directors elected at the 2013 annual meeting will hold office for a three-year term expiring at the annual meeting in 2016 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).

If you sign your proxy card or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted FOR the two persons recommended by the board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Both of the nominees have indicated to the Company that they will be available to serve as directors. If either nominee should for any reason become unavailable to serve prior to the annual meeting, the board will, prior to the annual meeting, (i) reduce the size of the board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the board, unless authority to vote for all candidates nominated by the board is withheld, or (iii) leave the seat vacant to be filled at a later time. The information presented below for the director nominees has been furnished to the Company by the director nominees.

Director Qualifications

Our directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to our stockholders. The nominating and corporate governance committee reviews with the board the requisite experience, qualifications, skills and characteristics for board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate board composition, taking into account other board members and the specific needs of the Company and the board. The goal of this process is to assemble a group of board members with varied experience, sound judgment, and commitment to the Company’s success. The director biographies below include a non-exclusive list of key experiences and qualifications that the board and the nominating and corporate governance committee considered in concluding that the individual should serve as a director of the Company.

DIRECTOR NOMINEES FOR THREE YEAR TERMS THAT WILL EXPIRE IN 2016:

Stephen B. Hughes Age 58	Stephen B. Hughes, a co-founder of Smart Balance, Inc., has been our chairman of the board, chief executive officer, and a director since our inception in May 2005. Mr. Hughes served as the sole officer and director of Hughes Consulting, Inc. from 2004 to 2007. From 2004 to 2007, Mr. Hughes served as a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes led or participated in securing new marketing strategy engagements with a number of major consumer packaged goods companies. From 2002 to 2004, Mr. Hughes served first as vice president of sales and then as the senior vice president of marketing and sales for White Wave Foods Company, a division of Dean Foods Company. In June 2004, Mr. Hughes was also named senior vice president of marketing and research and development for Dean Foods’ newly formed White Wave division, a $1.1 billion division with brands including Silk, Horizon, International Delight, Land O’Lakes, and Marie’s.
Mr. Hughes holds a BA in economics and political science from Denison University and an MBA degree with a concentration in marketing and finance from the University of Chicago.
Over his career, Mr. Hughes has held a number of leadership positions in the consumer packaged goods and foods industries. His proven leadership experience and track record developing brands in the health and wellness sector make him uniquely qualified to serve in his role as chairman of the board and CEO.
James E. Lewis Age 64	James E. Lewis has been a director of the Company since inception in May 2005 and served as our vice chairman until May 14, 2007. He is chairman of the Finance Committee. Mr. Lewis has more than 40 years of financial and business experience in the mining, commodity trading, financial services, and food industries. For the last 20 years, he has been an entrepreneur in these industries and has been actively involved in starting, buying, building, operating, managing, financing (including IPOs), selling, merging, restructuring, consolidating and liquidating companies. Before that, Mr. Lewis held various executive financial positions in the coal and uranium mining industry and was in public accounting with Arthur Andersen.
Mr. Lewis is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. He holds a BBA in accounting from Texas Tech University.
Mr. Lewis’ extensive entrepreneurial experience in various industries provides a unique perspective and contribution to our board of directors. In addition, Mr. Lewis has a strong background in both accounting and the food industry, as well as significant experience in finance, capital markets, and mergers and acquisitions, which provide Mr. Lewis with a unique ability to contribute to our board of directors.

Required Vote:

Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to that director or directors, although it will be counted for purposes of determining whether there is a quorum.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Directors Not Standing for Election in 2013:

The directors in classes whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or until their respective successors are elected and qualified, or until their earlier death, resignation or removal. Information regarding each of such directors is provided below.

CLASS OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2014:

William E. Hooper Age 76	William E. Hooper has been a member of our board of directors since June 2005 and has served as our marketing coordinator since May 2007. Mr. Hooper has been a senior executive in marketing and consumer communication companies for the past 40 years. As such, Mr. Hooper has had extensive experience in developing consumer marketing and advertising programs for major national consumer food companies. Mr. Hooper was an executive for 26 years, from 1964 to 1990, including serving as president and a director of W. B. Donor & Co. one of the largest national independent advertising agencies in the United States. Mr. Hooper was principal of Hooper Consulting LLC, a marketing and communications consultancy working with large national advertisers and marketing companies heavily directed to the consumer food business from 1990 to 2000. Clients included Florida Department of Citrus, Tropicana, ConAgra, Mead Johnson, Nabisco, Celestial Seasonings, and White Wave Foods. From 2000 to September 2005, Mr. Hooper served as chairman of Trahan, Burden & Charles Inc. (“TBC”), a mid-sized national advertising agency headquartered in New York and Baltimore that provides creative, public relations, media planning and buying, and direct marketing services to a broad spectrum of corporate customers. During Mr. Hooper’s tenure, TBC’s clientele included Dow Jones & Company, Nextel Communications, Vanguard Securities, Yellow Book Directories, Gaylord Hotels, The Mills Corporation, the National Security Agency and Blue Cross and Blue Shield.
Mr. Hooper holds a BS in business administration from Loyola College of Maryland and has served on the board of trustees of the Loyola College of Maryland, the National Aquarium, and the St. Joseph’s Medical Center in Baltimore. He was also a member of the U.S. Army Reserve Military Police Corps from 1958 to 1966.
Mr. Hooper has had significant experience in marketing, advertising, operations, and manufacturing over his career that uniquely positions him to contribute to the development of strategies that will promote new products and brand recognition in furtherance of the Company’s growth strategy, and, generally, to provide valuable insight to the board in key areas affecting the Company.

Gerald J. Laber Age 69	Gerald J. “Bud” Laber has been a member of our board of directors since June 2005. He is a member of our Governance and Nominating Committee and chairs both our Compensation Committee and our Audit Committee. Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen. Mr. Laber was an audit partner with Arthur Andersen from 1980 to 2000, and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000. Mr. Laber is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Laber is a member of the program committee of the Colorado Chapter of the National Association of Corporate Directors. Currently, Mr. Laber is: (i) on the board of directors and chair of the audit committee of Scott’s Liquid Gold since February 2004; (ii) on the board of directors and chair of the audit committee and member of the compensation committee of Allied Motion Technologies, Inc. since November 2010, and (iii) was on the board of directors and served as chair of the audit committee of two companies that are no longer public reporting companies. He served as president of The Catholic Foundation of Northern Colorado from January 2008 until November 2012. Formerly, Mr. Laber (i) served on the board of directors and as chair of the audit committee of Spectralink Corporation from April 2004 to March 2007, and (ii) served on the board of directors and audit committee of Applied Films Corporation from July 2004 to July 2007 (audit chair from October 2005 to July 2007). Each of these companies is, or was, publicly traded.
Mr. Laber holds a BSBA in accounting from the University of South Dakota and is a member of the board of trustees of the University of South Dakota Foundation.
As a result of these professional and other experiences, Mr. Laber is able to provide key assistance to the board and its audit committee in overseeing the Company’s accounting and financial reporting responsibilities.
James B. Leighton Age 57	James B. Leighton has been a member of our board of directors since August 2007 and our independent lead director since September 2011. Mr. Leighton is a member of the Audit Committee, the Compensation Committee, the Finance Committee, and serves as the chairman of our Governance and Nominating Committee. From 2006 to 2009, Mr. Leighton served as the senior vice president of operations and supply chain and is currently president of Perdue Foods, a large privately-held food and protein company. From 2002 to 2006, Mr. Leighton served as the senior vice president of operations of ConAgra Foods, Inc., one of the largest food companies in the United States. He has also held senior level management and executive positions with Celestial Seasonings, The Hain-Celestial Group, and Nabisco. He was founder and CEO of National Health Management Inc.
Mr. Leighton holds a BA in business administration and industrial relations from the University of Iowa and an MBA from Keller Graduate School of Management, where he also taught graduate students Leadership and Organizational Behavior. Mr. Leighton serves on the non-profit Foundation and Corporation Boards for Atlantic General Hospital and is the creator and author of FIT — Unleashing the Power of Fully Integrated Teams.
Mr. Leighton’s entrepreneurial, operations, general management and manufacturing experience within foodservice, retail, and international channels provides him with a broad perspective on our Company’s operations and allows him to be a key contributor to the board’s oversight of the Company’s business. In addition, Mr. Leighton’s extensive experience with commodity supply businesses serves as an important resource to the board, and Mr. Leighton has greatly assisted the Company in developing its strategic plan.

CLASS OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2015:

Dean Hollis Age 52	Dean Hollis has been a member of our board of directors since July 2011, and is also a member of the Audit Committee. Mr. Hollis has more than 35 years of business experience across food, retail, and consumer product companies. Currently, he is a senior advisor for Oaktree Capital Management, an $85 billion investment firm. In addition, he oversees several privately held investments and serves on several boards, including Advance Pierre Foods, Diamond Foods, Inc., and Landec Corporation. Mr. Hollis currently serves as chair of the Advance Pierre Foods board and chair of Landec Corporation’s compensation committee. Until 2008, Mr. Hollis was with ConAgra Foods, Inc. where for 21 years he held many executive-level positions, including president and chief operating officer, consumer foods and international. In that role, Mr. Hollis developed and executed a worldwide business transformation strategy while overseeing the largest part of the ConAgra Foods, Inc. portfolio, including its $12 billion consumer and customer branded businesses across all channels. Prior to joining ConAgra Foods, Inc., Mr. Hollis was with the TreeSweet Companies holding management positions in both sales and marketing. He began his career in the consumer products division of Georgia-Pacific, where he spent four years advancing through a variety of sales management positions. He holds a BS in psychology from Stetson University, where he is on the board of directors and received the Distinguished Alumni Award in 2005.
As indicated above, Mr. Hollis has held key management positions at companies in the packaged food and consumer products industries and also has considerable board experience. Drawing on these experiences in combination with his financial literacy, Mr. Hollis is an important contributor to the development of the Company’s business and growth strategy and to the oversight of its corporate governance, as well as its accounting and financial reporting processes and requirements. Mr. Hollis has greatly assisted the Company in developing its strategic plan.
Thomas K. McInerney Age 66	Thomas K. McInerney has been a member of our board of directors since July 2011, and is a member of the Finance, Compensation, and Nominating and Corporate Governance Committees. Mr. McInerney has more than 25 years of business experience in the beverage industry, across management, sales, marketing, and finance. Since 1996, Mr. McInerney has been a managing partner of Lindsey & Company, an executive search firm. Previously, he was vice president and general manager of the largest division of Tropicana Dole North America. Mr. McInerney was also the executive vice president of marketing for the House of Seagram, the U.S. spirits affiliate of Joseph E. Seagram and Sons, Inc. Mr. McInerney was employed by the Seagram Corporation for 20 years. He began his career with National Distillers and Chemical Corporation where he held a number of sales, market research, and product management assignments. Mr. McInerney is a former board member of 6 Figure Jobs.com, the National Advertising Review Board, the Traffic Audit Bureau, and the Association of National Advertisers. He holds a BA in political science from Villanova and served as a Marine officer in Vietnam.
Mr. McInerney’s significant experience in all aspects of the consumer goods industry makes him an indispensable resource to the board and management. In addition, Mr. McInerney’s experience as an executive search consultant provides the company with expertise in the identification, assessment, and selection of executive talent, as well as expertise with compensation-related issues.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings of the Board of Directors and Committees

The board held 11 meetings during 2012. Directors are expected to attend board meetings and meetings of committees for which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the board held an aggregate of 24 meetings during 2012. Each director attended at least 75% of the aggregate number of meetings of the board and the board committees on which the director served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend the annual meeting of stockholders; however, all directors and director nominees are encouraged to attend and the annual board meeting is scheduled on the same day and in the same location as the annual meeting of stockholders so that our directors are able to attend. All of our directors attended the 2012 meeting.

Director Independence

Rules of the Nasdaq Global Market require that the board be comprised of a majority of “independent directors.” In determining the independence of our directors, the board uses independence standards that mirror exactly the criteria specified by Nasdaq rules.

Based upon the information submitted by each of its directors, and following the recommendation of the nominating and corporate governance committee, the board has determined that the following directors are independent: Dean Hollis, Gerald J. Laber, James B. Leighton and Thomas K. McInerney.

Meeting of Independent Directors

As part of each quarterly board meeting, the independent directors meet in executive session without members of management present. Our lead director acts as chairman of these meetings.

Board Leadership Structure

Our board is led by Stephen Hughes, who has served as the chairman of the board and chief executive officer since our inception in May 2005, and by James Leighton, our lead director who, in that capacity, provides strong independent leadership.

The board believes the Company and its stockholders have been well served by having the chief executive officer serve as the chairman of the board. This structure provides efficiency and clear leadership and it allows for a consistent management vision for the Company. In light of the combination of the chairman of the board and chief executive officer positions, one of our corporate governance guidelines has been for the board to annually elect a lead director from among its independent directors. The lead director serves as liaison between the chairman of the board, on the one hand, and the independent directors, on the other hand, and has the following duties and responsibilities:

•	Presiding at all meetings of the board at which the chairman is not present;
•	Chairing all executive sessions of the independent directors;
•	Approving information sent to the board;
•	Approving agendas for meetings of the board and for all regularly scheduled meetings of all committees of the board;
•	Approving meeting schedules to assure there is sufficient time for discussion of all agenda items;
•	Being available for consultation and direct communication with major stockholders; and
•	Such other duties and responsibilities as the board may delegate from time to time to the lead director.

The lead director also has authority to call special meetings of the independent directors.

The board believes it is important to have a lead director to provide leadership to the independent directors in the board’s executive sessions and to minimize any potential conflicts that may result from combining the roles of chief executive officer and chairman. In addition, the Company’s corporate governance guidelines provide that the board may exercise discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances and that the board will make a determination concerning the combination or separation of these positions at such time as, and in connection with, a change of the chief executive officer.

The board also has four standing committees — audit committee, compensation committee, nominating and corporate governance committee, and finance committee. The audit committee, compensation committee, and governance and nominating committee each has an independent director serving as its respective chairman and each is comprised solely of independent directors.

Board’s Role in Risk Oversight

Risk is an integral part of board and committee deliberations throughout the year. The full board has responsibility for the general risk oversight of the Company. As part of the board’s oversight role, the board has delegated responsibility for the oversight of specific risks to board committees as follows:

•	The audit and finance committees work in conjunction to identify and review all material risks of the Company, and oversee the development by management of a plan to manage these risks. Both committees discuss with management and review the Company’s policies with respect to risk assessment, risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, control or mitigate such exposures. The finance committee focuses primarily on the Company’s non-financial risks, while the audit committee focuses primarily on the Company’s financial risks.
•	The compensation committee reviews the Company’s compensation policies and practices for its employees as they relate to risk management practices and risk-taking incentives. In conjunction with the audit and finance committees, the compensation committee also ensures that annual and long-term performance goals, and their associated payouts, do not engender excessive risk-taking by the executive officers.

In addition, the role of our board in our Company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks.

Compensation Risk

The compensation committee annually conducts a review as to whether any portion of the compensation program encourages executives to take unnecessary and excessive risks. Following this year’s review, the compensation committee concluded that the various elements of the compensation package were not reasonably likely to encourage executives to take unnecessary or excessive risks that could result in material harm to the Company.

Features of our compensation program that tend to mitigate risk include:

•	We strive to have a balanced compensation program. All of our compensatory equity grants to employees vest either over a four-year period or based upon achieving specified performance conditions, which mitigates the risk of our executives and employees taking short-term risks and focuses their attention on stability and the Company’s long-term growth strategy;
•	Our compensation mix is not overly weighted on annual incentives and a large portion of compensation for our executive officers is tied to Company performance;
•	Our annual incentive program is capped (and the cap has been even further lowered for 2012 as described in the Compensation Discussion and Analysis section);
•	The terms of our Amended and Restated Company Financial Performance Incentive Program (“Incentive Program”) provide that if a specified employee (including an executive officer) is eligible for an annual bonus in excess of such employee’s target bonus for a year based upon outstanding performance, any such award shall be held back for one year and subject to further performance conditions for the following year to ensure the bonus awards sustained Company growth;
•	We maintain a recoupment policy in our stock plan that requires an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination;
•	We maintain a clawback policy that generally provides, in the event there is a restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws for the recoupment, at our independent directors’ discretion, of any incentive compensation paid to any current or former executive officer under the Incentive Program, or any successor plan, to the extent that the amount of the incentive compensation that would have been paid following the new financial results is lower than the amount the executive had previously received, without a requirement that any wrongdoing was found on the part of the executive officer;
•	Annual incentives would not be paid if it would cause an event of default under our credit facility;
•	Our annual incentive program provides that the compensation committee may exercise complete negative discretion with respect to all bonus amounts (and may choose to award no bonus for a given year, even where performance targets have been met);
•	We do not provide perquisites or excessive retirement plans to our employees;
•	Compliance and ethical behaviors are integral factors considered in all performance assessments; and
•	We engage only independent outside advisors to assist in compensation decisions.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that contribute to the overall operating framework of the board and the Company. These guidelines cover topics including goals of the board, director responsibilities, role of the lead director, board composition and structure, board meetings, board committees, performance evaluation, succession planning and director compensation. A copy of the corporate governance guidelines is available on our website at www.boulderbrands.com.

No Hedging Policy

The Company’s Insider Trading Policy prohibits all directors, officers and employees of the Company from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Stock Ownership Guidelines

To further align the interests of our directors and executive officers and our stockholders, the board has adopted stock ownership guidelines under which, after an initial phase-in period, each of our executive officers will be required to maintain vested equity holdings with a value at least equal, in the case of our chief executive officer, six times his annual base salary and, in the case of our other executive officers, three times the executive’s annual base salary and each of our non-management directors will be required to maintain vested equity holdings with a value at least equal to three times the director’s annual cash retainer fee. A copy of the stock ownership guidelines is available on our website at www.boulderbrands.com.

Communications between Stockholders and the Board

Stockholders may send communications to the Company’s directors (or any subset of the directors) as a group or individually, by writing to the group or any particular individual: c/o the Corporate Secretary, 115 West Century Road, Suite 260, Paramus, New Jersey 07652. The Corporate Secretary will forward communications relating to matters within the board’s purview to the directors, communications relating to matters within a board committee’s area of responsibility to the Chair of the appropriate committee, and communications relating to ordinary business matters, such as consumer complaints, to the appropriate

Company executive. The Corporate Secretary will not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any non-management director who requests them.

Committees of the Board of Directors

Our board currently has an audit committee, a compensation committee, a nominating and corporate governance committee, and a finance committee. The composition, duties and responsibilities of these committees are set forth below. Committee membership is reviewed annually.

Audit Committee.  The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), is composed of Messrs. Hollis, Laber, and Leighton and is chaired by Mr. Laber. The directors we have appointed to our audit committee are each independent members of our board of directors as defined by Nasdaq independence requirements for audit committee members. Each member of our audit committee is financially literate, and our board of directors has determined that Mr. Laber qualifies as an “audit committee financial expert,” as such term is defined by SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The audit committee met 5 times during 2012.

The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The principal responsibilities of the audit committee are to assist the board with its oversight responsibilities regarding:

•	the accounting and financial reporting processes of the Company;
•	the integrity of the Company’s financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	appointing the Company’s independent registered public accounting firm;
•	the registered independent auditor’s qualifications and independence;
•	the performance of the Company’s internal audit function;
•	the performance of the Company’s independent auditor; and
•	the audits of the Company’s financial statements.

The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. A copy of the audit committee charter is available on our website at www.boulderbrands.com.

Compensation Committee.  The compensation committee is composed of Messrs. Laber and Leighton, and Mr. McInerney who joined the committee in February 2012. The compensation committee is chaired by Mr. Laber. All members are independent as defined by Nasdaq independence requirements. The compensation committee held 11 meetings in 2012. The duties and responsibilities of the compensation committee include, among other items:

•	designing in consultation with management or the board, and recommending to the board for approval and evaluating, the compensation plans, policies and programs of the Company, especially those regarding executive compensation and compensation of the board;
•	determining the compensation of the chief executive officer and all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act) of the Company;
•	reviewing the executive compensation disclosure that is prepared by the Company for inclusion in the Company’s proxy materials and preparing a related Compensation Committee Report in accordance with applicable rules and regulations of the SEC;
•	adopting and implementing compensation programs that are designed to attract, motivate and retain high quality employees, encourage superior performance, promote accountability and assure that employee interests are aligned reasonably with the interests of the Company’s stockholders; and

•	developing and implementing programs that are consistent with, and foster goals that will incentivize our executives to promote the achievement of, the Company’s growth strategy, while at the same time, balancing risk.

A copy of the compensation committee charter, which contains further detail as to the compensation committee’s duties and authorities is available on our website at www.boulderbrands.com.

Finance Committee.  The finance committee is composed of Messrs. Leighton, Lewis and McInerney and is chaired by Mr. Lewis. The purpose of the finance committee is to assist the board in satisfying its duties relating to the financing strategy, financial policies and financial condition of the Company. The finance committee’s responsibilities include, among other things, reviewing and making recommendations to the board concerning items such as the Company’s capital structure, credit rating, cash flow and financial position, operating plans, capital budgets, risk assessment and analysis, commodities and hedging policies and insurance programs. The finance committee met 4 times in 2012.

A copy of the finance committee charter is available on our website at www.boulderbrands.com.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is composed of Messrs. Laber, Leighton, and since Fall 2012, Mr. McInerney, and is chaired by Mr. Leighton. All members are independent as defined by Nasdaq independence requirements. The nominating and corporate governance committee met 4 times in 2012. The purpose of the nominating and corporate governance committee is to assist the board in:

•	the identification of qualified candidates to become board members;
•	the recommendation of board nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected;
•	the recommendation of candidates to the board to fill any interim vacancies on the board; and
•	the development and recommendation to the board of a set of corporate governance guidelines and principles applicable to the Company.

The nominating and corporate governance committee evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Company has established, through its nominating and corporate governance committee, selection criteria that identify desirable skills and experience for prospective board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of leadership skills, strategic thinking, willingness to make a time commitment, breadth of knowledge about matters affecting us and our industry, skills and experience in different disciplines important to us and our industry, sound business judgment and other criteria determined by the nominating and corporate governance committee from time to time. The nominating and corporate governance committee does not have a specific diversity policy, but in making its recommendations to the board of directors, the nominating and corporate governance committee, as a matter of practice, considers candidates’ diversity of age, experience, profession, skills, geographic representation and background, all to provide the board and the Company with an appropriate mix of experience, knowledge, perspective and judgment. The Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees, but may retain a search firm in the future if the nominating and corporate governance committee determines that it is appropriate. The nominating and corporate governance committee considers individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

A copy of the nominating and corporate governance committee charter is available on our website at www.boulderbrands.com.

Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees

In selecting the Company’s director nominees in connection with each annual meeting, it is policy that the governance and nominating committee consider director candidates recommended by any stockholder of the Company. To be timely, a stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date that the proxy statement was released to stockholders for the previous year’s annual meeting. For the 2014 annual meeting, recommendations must be received no later than December 5, 2013. Any such recommendations should, in addition to the information specified below, include the nominee’s name and qualifications for board membership. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Recommendation for Director.”

In order to be a valid submission for recommendation to the nominating and corporate governance committee for potential nominee for director, the form of recommendation must set forth:

(1)	the name, age, business address and residence address of the person;
(2)	the principal occupation or employment of the person;
(3)	the number of shares of stock of the Company which are owned beneficially or of record by the person;
(4)	a description of all arrangements or understandings between the stockholders and each nominee pursuant to which nominations are to be made by the stockholder;
(5)	written consent of each proposed nominee to being named as a nominee and to serve as a director if elected; and
(6)	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our board at our 2014 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in proper written form to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. For the 2014 annual meeting, notices of nominations must be received no earlier than January 22, 2014 and no later than February 21, 2014. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder’s notice of nomination must be in writing and include all of the information required by our bylaws. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting, but will not be part of the slate nominated by our board of directors and will not be included in our proxy materials.

Code of Business Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of conduct, including, among other things, conflicts of interest, fair dealing and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver of the policies or procedures set forth in the Code of Ethics in the case of executive officers or directors may be made only by the board of directors or the audit committee and will be promptly disclosed as required by law or Nasdaq listing requirements. The full text of the Code of Ethics is available on our website at www.boulderbrands.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

There were no transactions since the beginning of the Company’s last fiscal year or currently proposed in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The audit committee has adopted written policies and procedures to review and approve or ratify related party transactions involving the Company. For purposes of this policy, a related party transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) involving Boulder Brands, any of its executive officers, directors, or 5% or more stockholders or any of their immediate family members in which the aggregate amount involved (including any interest payable with respect to indebtedness) will or may be expected to exceed $120,000 (except that there is no $120,000 threshold for members of the audit committee).

Under the policy, any potential related party transaction is to be reviewed by the chair of the audit committee, or his designee, to determine whether the potential transaction is a related party transaction that is required to be approved or ratified by the audit committee. The audit committee will review all related party transactions and approve or disapprove such transaction. In determining whether to approve or ratify a related party transaction, the audit committee shall consider:

•	whether the transaction is on terms no less favorable to Boulder Brands than terms generally available from an unrelated third party;
•	the extent of the related party’s interest in the transaction;
•	in the case of a transaction involving an executive officer or director, whether the transaction would interfere with the performance of the officer’s or director’s duties to Boulder Brands;
•	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent or serving on the audit committee, compensation committee or other committee of the board of directors; and
•	such other factors that the audit committee deems appropriate under the circumstances.

Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction, other than providing all material information concerning the transaction.

A copy of the related party transaction policies and procedures is available on our website at www.boulderbrands.com.

Compensation Committee Interlocks and Insider Participation

Gerald Laber, James Leighton and Thomas K. McInerney served as members of the Company's compensation committee during 2012. No member of the Compensation Committee is a current or former executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Company's compensation committee during 2012.

EXECUTIVE OFFICERS

Executive Officers

Information regarding our executive officers is provided below:

Name	Age	Title
Stephen B. Hughes	58	Chairman of the Board, Chief Executive Officer and Director
Peter Dray	56	Chief Innovation Officer
Christine Sacco	37	Chief Financial Officer
Norman Matar	59	Executive Vice President, General Counsel and Corporate Secretary
John Becker	45	Executive Vice President of Smart Balance
Terrence J. (“TJ”) McIntyre	41	Executive Vice President of Natural Brands

For information with respect to Mr. Hughes, please see the information about the members of our board of directors under “Item 1 — Election of Directors.”

Peter Dray was appointed our chief innovation officer effective as of January 1, 2012. Prior to this appointment, Mr. Dray was the Company’s executive vice president of operations and product development since June 2007. Mr. Dray, a 24-year veteran of GFA Brands, Inc., has more than 35 years of food manufacturing, sales, and marketing experience, and 30 years as a senior operations executive. He developed, perfected, and now manages the outsourced manufacturing model that is the cornerstone of the Smart Balance virtual business. He has also played a central role in building the Smart Balance® brands. Prior to joining GFA, Mr. Dray played a key role in the growth of the Weight Watchers® brand. Mr. Dray is a graduate of New York University, where he earned his BS in food and nutrition. He also received his AAS in food management from the State University of New York at Delhi.

Christine Sacco was appointed our chief financial officer effective as of January 1, 2012. Prior to this appointment, Ms. Sacco was the Company’s vice president and operations controller since January 1, 2008. Ms. Sacco also served as the principal accounting officer from January 1, 2011 until March 30, 2012. Prior to joining the Company, Ms. Sacco served as vice president, treasurer, and director of financial reporting of Alpharma Inc., where she worked from October 2002 until January 2008. Alpharma Inc., formerly a public company and now a subsidiary of Pfizer Inc., provides a broad range of pharmaceutical and animal health products. Ms. Sacco is a certified public accountant and holds a BS in accounting from St. Thomas Aquinas College.

Norman Matar has been our executive vice president, general counsel, and corporate secretary since January 2008. Mr. Matar comes to the Company with 30 years of private practice experience, the last 20 with Davis & Kuelthau, S.C., where he served on the board for 12 years. Mr. Matar has extensive experience handling all aspects of corporate legal work with both public and private firms including significant mergers and acquisitions experience. He was the lead attorney in the acquisition of GFA Brands, Inc. by the Company in May 2007. Throughout his 30 years in private practice, Mr. Matar obtained extensive experience in the food industry, representing a wide variety of food companies including retailers and manufacturers, as well as food companies in the industrial and foodservice segments of the industry. He played a key role in the development of Miller Park in Milwaukee. Mr. Matar attended Marquette University where he received his BA and JD.

John Becker was appointed as Executive Vice President and General Manager of the Company’s Smart Balance brand effective September 15, 2012 and became an executive officer as of March 2013. Mr. Becker has been with the Company since January of 2011 as Senior Vice President and General Manager for the Smart Balance Brand. Prior to joining the Company, Mr. Becker was Vice President of Marketing for the Breyers Yogurt Company from 2007 through 2010 and held various marketing positions with Nestle from 1998 to 2007.

TJ McIntyre was appointed as Executive Vice President and General Manager of the Company’s Natural brands including Earth Balance/Glutino and Udi’s effective September 15, 2012 and became an executive officer as of March 2013. Mr. McIntyre has been with the Company since 2009 and has served in a variety of roles, including Senior Vice President and General Manager of Glutino and Vice President and General Manager of Earth Balance. Prior to joining the Company, Mr. McIntyre served as Brand Manager of Silk at White Wave Foods Company, leading up to the acquisition by Dean Foods. From 2005 through 2009, he pursued entrepreneurial endeavors in specialty tea and coffee, including co-founding Pekoe Sip House, a regional tea/coffee chain in Boulder, Colorado.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion addresses compensation with respect to our named executive officers (“NEOs”), who for 2012 were:

Officers as of 12/31/12	Position
Stephen B. Hughes	Chairman and Chief Executive Officer
Christine Sacco	Chief Financial Officer; Former Interim Principal Accounting Officer (Until March 30, 2012)
Peter Dray	Chief Innovation Officer
Norman Matar	Executive Vice President, General Counsel and Corporate Secretary
Terrence Schulke	Former President and Chief Operating Officer (Departed the Company on September 30, 2012)

Executive Summary

Company Performance — 2012

The Company experienced transformational growth and success in 2012 and recent years. With the successful acquisitions of Glutino Food Group (“Glutino”) in August 2011 and Udi’s Healthy Foods, LLC (“Udi’s”) in July 2012, the Company has experienced substantial growth. The Company has made organizational changes such as establishing two reportable operating segments, Smart Balance and Natural, which formalizes the way the Company now operates its business and provides greater clarity on the new strategic focus of the Company. Under the new structure, the Company eliminated the role of President and Chief Operating Officer, further streamlining the management team. More than ever, our ability to succeed depends upon our ability to attract, retain and motivate outstanding leaders and team members to help develop and execute our goal, which is to become a recognized leader in providing superior tasting, solution-driven products in every category the Company enters.

In 2012, our growth strategy resulted in an approximately 34% increase in both cash operating income and net sales as compared with 2011. Aligned with the strategic plan, increases were primarily due to the acquisition of Udi’s and Glutino, and the continued growth in both sales and improved margins. In addition, the Company’s profitability and revenue growth demonstrate strong long-term performance (see charts below; figures for cash operating income (a non-GAAP measure) are described in our quarterly press releases for 2012 and pages 24 – 25 of our annual report on Form 10-K for the year ended December 31, 2011 and figures for net revenue (a GAAP measure) are also set forth in the applicable annual report).

Compensation Decisions and Actions — 2012

Compensation decisions made during 2012 reflect our overall performance in connection with our strategic planning mission and growth, including the successful acquisition of Udi’s and integration of both Glutino and Udi’s, as well as the importance of retaining our current management team that is critical to the long-term success, vision and strategy of our company. These decisions included:

•	Base Salary: Mr. Schulke (6.1% increase), Mr. Dray (6.1% increase) and Ms. Sacco (32.3% increase) all received increases to their base salaries and target bonus percentages in connection with their promotions, in each case, effective as of January 1, 2012.
•	Annual Incentives: Cash operating income (excluding unusual and nonrecurring items; see discussion below under the heading “2012 Annual Cash Incentive Bonus”) was the key metric for our NEOs’ annual cash incentive awards, as the compensation committee determined prior to the Udi’s acquisition and the restructuring changes that this measure would provide the best reflection of the operating profitability of the Company. For 2012, although the Company exceeded its target cash operating income goal, the annual incentives paid out to the NEOs were capped at target with the intent of reinvesting into the business any amounts attributable to performance above target.
•	Long-Term Incentives: Our compensation philosophy does not prescribe a program that provides annual grants of equity to our management team. Rather, we believe less frequent, but more substantial grants designed to cover a multi-year period are the correct mechanism to motivate and retain our executives at this point in our business plan. Unlike annual equity grants where multiple equity tranches vest concurrently (at various exercise/grant prices), periodic equity grants encourage executives to have a more focused view of long-term value creation and provide the Company with a more meaningful retention tool. As such, a year in which a periodic equity award is granted can exhibit a significant year-over-year increase from the prior year (where no equity award was granted). Therefore, we believe that any comparison of our NEO compensation levels to market should view annual compensation as averaged over a multi-year timeframe, rather than just one year. Equity awards were made to our executives in 2012. The last equity grants were made to our CEO in 2007, and the other NEOs in 2010. Consistent with our historical practice of strongly tying CEO equity awards to Company performance and supported by discussions with shareholders, the 2012 equity grants to our CEO only vest based upon the achievement of certain share price hurdles.

Pay-for-Performance Alignment

The graph below demonstrates the strong alignment over the past five years of shareowner value creation and key operational metrics with CEO total direct compensation (“TDC”). TDC consists of base salary, annual cash bonus and periodic equity grants annualized over Boulder Brands’ typical vesting period of four years. Note, for the CEO, the 2007 grant was contingent on both time (vesting over four years) and stock price hurdles ($16.75 and $20.25) while the 2012 grant was contingent solely on stock price hurdles (see discussion in “Equity Incentives” section below).

Historical Alignment Between CEO Compensation and Company Performance

*	Per Boulder Brands’s practice of granting large periodic equity awards, both the 2007 and 2012 equity awards have been annualized over the Company's typical four year vesting period.
**	Reflects actual performance for the year noted indexed to 2008.

Good Compensation Governance Practices

Our executive compensation program reflects our strong commitment to good governance, as follows:

•	Recoupment Policy: We maintain a recoupment policy under which our executive officers will be required, subject to the discretion of our independent directors, to repay to the Company incentive bonuses they receive in the future based on financial results that subsequently (within three years of the original payment) become the subject of a restatement due to material noncompliance by the Company with any financial reporting requirement, regardless of any finding of misconduct.
•	No Perquisites or Supplemental Retirement Benefits: We do not maintain any perquisite, retirement or supplemental executive retirement programs for our executives.
•	Independent Consultants: The compensation committee engages only independent compensation consultants that do not provide any services to management and that have no prior relationship with management prior to the engagement.
•	Risk Reviews: We regularly conduct compensation risk reviews; our compensation committee maintains significant oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

•	Stock Ownership Guidelines: We maintain stock ownership guidelines under which, after an initial phase-in period, each of our executive officers will be required to maintain vested equity holdings with a value equal to at least, in the case of our chief executive officer, six times his annual base salary and, in the case of each of our other executive officers, three times the executive’s annual base salary. Each of our NEOs is currently on track and anticipated to be in compliance as of December 31, 2015 in accordance with the guidelines.
•	Holdbacks: To ensure that annual bonuses under our Incentive Program award sustained Company growth, in the case of our NEOs, our Incentive Program provides that any payment amounts in respect of performance above target bonus opportunities be held back for one year and subject to further performance conditions in the following year (the “Prior Year Holdback”). Therefore, the NEOs remained eligible in 2012 to earn the portion of their 2011 bonuses that represented the Prior Year Holdback based upon a requirement that 2012 performance at least match 2011 performance according to the same metric used to determine the 2011 bonus (i.e., cash operating income).
•	Annual Incentive Caps: We capped the amount of annual bonuses eligible to be paid under our Incentive Program for 2012 at target.
•	Anti-Hedging Policy: The Company’s Insider Trading Policy prohibits all officers (as well as all employees and directors) of the Company from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Say-on-Pay Results in 2012

We carefully consider and value our stockholders’ opinions on our executive compensation program, and take stockholder feedback seriously. In reviewing the compensation programs over the course of 2012, our compensation committee considered that the advisory stockholder say-on-pay vote conducted at the 2012 annual meeting resulted in support from approximately 93% support of votes cast. In light of the overwhelmingly positive results, the compensation committee did not veer from our stated compensation philosophy and policies in 2012. However, we will continue to monitor and consider stockholder feedback on this important issue.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2012 compensation of the NEOs.

Compensation Program Objectives

In keeping with our vision and strategy, the Company’s compensation program is designed to attract, retain and motivate executives who are capable of delivering superior business results in this extremely competitive solution-driven products sector of the food and beverage industry. We compensate our executives through a mix of base salary, incentive bonus and, in some years, long-term equity compensation with an emphasis on incentives that reward strong business performance and achievement of performance goals to align the interest of management with our stockholders. Our compensation programs are designed to be competitive and minimize pay elements, such as perquisites, that do not directly support the Company’s values and business strategy, even if common in the marketplace. In addition to the above overriding principles, our compensation committee relies on the following guidelines to assist it in setting compensation levels (both short and long term) for executives:

•	total compensation should be closely tied to the success of the Company and each executive’s contribution to that success;
•	compensation programs should be flexible so that there is an opportunity for greater compensation for superior performance balanced by the risk of lower compensation when performance is less successful; and
•	compensation programs are designed to emphasize pay for performance.

In this regard, the Company’s philosophy is that members of senior management have a stronger and more direct impact on the Company’s ability to achieve its strategic and business goals and that therefore a larger percentage of their compensation should be performance-based and driven by long-term equity awards.

For compensation decisions, the compensation committee considers all aspects of a NEO’s compensation on both an annual basis and as averaged over a long-term period basis (to account for periodic equity awards): it does not consider any aspect of its compensation program in isolation. Rather, it considers the total compensation that may be awarded, including base salary, incentive bonus and long-term incentive compensation. Depending upon the Company’s needs at the time of grant, the compensation committee considers whether awards should have time-based or performance-based vesting features. The compensation committee’s goal is to award compensation that is reasonable in relation to the achievement of the Company’s business strategy and objectives and consistent with the Company’s compensation philosophy and objectives.

Compensation Committee and Advisors

The compensation committee is responsible for analyzing and determining the material terms of all executive compensation arrangements, compensation and benefit packages. With respect to officers other than the chief executive officer, the compensation committee will consider the input of the chief executive officer. The chief executive officer makes recommendations regarding any changes to the level of cash compensation for the other NEOs, but the compensation committee ultimately makes all decisions with respect to NEO compensation. The compensation committee sets the cash compensation for the chief executive officer, with input from the independent directors. With respect to the annual bonus pursuant to the Incentive Program, the compensation committee challenges management to present a forecast for the year based on aggressive and appropriate financial targets within specified guidelines. The compensation committee then considers the forecast and targets presented by management and makes its final determination regarding appropriate goals.

The compensation committee conducts reviews of the Company’s compensation policies and strategies at least annually and oversees and evaluates the Company’s overall compensation structure and programs. During 2012, the compensation committee met 11 times, and, among other things, reviewed the Company’s compensation philosophy, objectives and principles to determine whether they continued to be in the best interests of the Company and its stockholders and whether any changes or revisions, either to the overall philosophy and objectives or to specific parts of the compensation package, were warranted. Full details of the committee’s duties and authorities can be found in its charter located on our website at www.boulderbrands.com.

Compensation Consultant

The compensation committee relies upon outside advisors to assist in program design and develop program elements. In the fall of 2010, the compensation committee engaged Pearl Meyer & Partners, LLC (“PM&P”) as its independent consultant to assist with the review of the alternatives available to the compensation committee to address underwater options and, ultimately, in the design of the option exchange program, which was completed in early 2011. The compensation committee again engaged PM&P in 2011 to assist the committee in evaluating the current compensation structure for our NEOs and to recommend any changes that would better align it with our growth objectives and market practices. The compensation committee’s actions in accordance with the recommendations of PM&P were implemented in 2012 and are discussed below. The compensation committee again engaged PM&P in 2012 to conduct a review of non-employee director compensation. The compensation committee has reviewed its relationship with PM&P and has determined that PM&P’s work for the Company does not provide any conflict under the independence standards set forth in the Dodd-Frank Act or otherwise.

Competitive and Market Considerations

The Company has experienced considerable growth in the past year and has transformed itself into a leader in the natural and organic foods category with the acquisitions of Glutino and Udi’s. As such, the Company has undergone some restructuring, such as its name change, the elimination of the position of President and Chief Operating Office (further streamlining the management team) and the establishment of two reportable operating segments, Smart Balance and Natural, which formalizes the way the company plans to operate its business and provides greater clarity on the new strategic focus of the Company.

At this juncture, it is critical that the Company be able to attract and retain a strong management team. The Company recruits talent that is capable of delivering the superior business results contained in the Company’s strategic plan and growth model. In light of this transformation and the Company’s continuing evolution, flexibility around appropriate compensation decisions is paramount. Historically, the Company’s unique business model as a “virtual business,” where activities such as manufacturing were outsourced, has made determining directly comparable information challenging. Thus, the compensation committee did not attempt to maintain specific target percentiles for the compensation levels of its senior management team and does not regularly benchmark compensation with that of other companies. In making compensation decisions, however, the compensation committee reviewed information from a number of different sources for market context. It reviewed certain pieces of company-specific proxy compensation data and performance against broad public indexes such as the Dow Jones Industrial Average, the NASDAQ Composite and the Russell 2000 index. However, none of this data was relied on in any material respect to engage in specific benchmarking activity. By referencing broad comparative data, the compensation committee set performance targets under our annual incentive program within the top quartile of performance at other food and growth companies.

The pie charts below show the percentage of 2012 base salary, 2012 actual bonus paid and fair market value of equity awards granted in 2012 (per the Summary Compensation Table) allocable to the CEO and on average, to the rest of the NEOs.

Cash Compensation Structure

Cash compensation consists of base salary and annual incentive bonus, the latter of which is only payable if threshold goals are met. As the Company has grown and expanded and the number of members of the management team have contracted, the executive officers have taken on additional roles and duties and the compensation committee has begun to make individualized cash compensation decisions for the NEOs to reward extraordinary performance and to recognize the increased job responsibilities attending certain members of our management team. These decisions regarding cash compensation (including incentive award opportunities) take into account the various factors as listed below with respect to factors the compensation committee considers in setting base salary for the NEOs.

Cash compensation levels are intended to reflect the experience and skill level necessary to thrive in a high growth environment and the absence of other benefits (e.g., pension plan).

Base Salary

Base salary for our NEOs reflects the individual’s job responsibilities, experience, value to the Company and demonstrated performance. It is the compensation committee’s intention to review base salaries annually and in connection with any promotions.

In connection with its performance reviews and base salary adjustments, if any, the compensation committee generally bases its determinations on a number of factors, including:

•	the nature and responsibility of the position;
•	the experience of the individual executive;

•	the impact and contribution of the individual executive in assisting the Company to achieve its strategic goals and objectives;
•	the importance of retaining the individual executive along with assessing the market for someone of the executive’s talent and experience;
•	leadership skills;
•	the recommendation of the chief executive officer (except in the case of his own compensation);
•	in the case of the chief executive officer, the input of the nominating and governance committee with respect to the chief executive officer’s performance in the area of corporate governance; and
•	in setting the compensation for the chief executive officer, the unique role, background and experience of our chief executive officer within the health and wellness industry.

Base salaries for the NEOs for 2012 were $721,000 for Mr. Hughes, $300,000 for Ms. Sacco, $410,000 for each of Messrs. Schulke and Dray, and $386,250 for Mr. Matar. As of January 1, 2012, Mr. Schulke was promoted to President and Chief Operating Officer, Mr. Dray was promoted to Chief Innovation Officer, and Ms. Sacco was promoted to Chief Financial Officer, and each executive received an increased base salary in the amount of 6.1%, 6.1% and 32.3% respectively, in connection with such promotion so that the increases in their compensation would be commensurate with the increases in their respective duties and responsibilities. The base salaries for Messrs. Hughes and Matar remained unchanged from 2011.

Ms. Sacco received an increase of her base salary to $350,000 effective January 1, 2013.

2012 Annual Cash Incentive Bonus

The objectives of the Company’s annual cash incentive bonus program pursuant to the Incentive Program are to encourage and support profitability and performance growth of the Company’s business by measuring the Company’s success against annual performance goals.

The Incentive Program provides that bonuses may be paid as frequently as every quarter. In order to receive a bonus, a participant must be employed with the Company on the date the bonus is paid, unless otherwise determined by the compensation committee. The Company may set a threshold bonus opportunity, a target bonus opportunity and a maximum bonus opportunity. In the event that employees are eligible for payments in respect of performance above target bonus opportunities, the Incentive Program provides for a Prior Year Holdback for all executives such that any bonus amount over the target percentage of base salary that is attributable to performance is not paid in the current year, but is instead subject to additional performance goals for the following year and would become payable only if the Company’s following year cash operating income results met or exceeded prior-year results. In the event the Company failed to meet or exceed prior-year results in such year, the Prior Year Holdback would not be paid. This provision is consistent with the Company’s philosophy of only rewarding executives for sustainable growth. For 2012, the Company decided to forego a maximum bonus opportunity level and cap bonus payout opportunity at target. While the compensation committee chooses to set aggressive targets under the Incentive Program, it believed that for 2012, any amounts attributable to performance over target should be reinvested in the business.

The annual target bonus percentages for both 2011 and 2012 for our NEOs under the Incentive Program ranged from 50% – 100% of base salary. In setting the target bonus percentages for the NEOs, the compensation committee considers the same factors as it does when setting base salary, as described above under the heading “Base Salary.” A portion of each of the NEO’s bonus opportunity for 2011 was subject to the Prior Year Holdback described above as follows: $115,360 for Mr. Hughes, $12,690 for Ms. Sacco, $30,900 for Mr. Schulke, $30,900 for Mr. Dray, and $30,900 for Mr. Matar. For 2011, the compensation committee selected cash operating income as the key metric used for determining bonus levels. The Company’s 2011 cash operating income as calculated prior to paying incentive awards (“Pre-Bonus Adjusted COI”) was $45.9 million.

Under the terms of the Incentive Program, 2012 performance was required to meet or exceed 2011 performance according to the same metric applied in calculating 2011 bonuses. For 2012, the compensation committee set semi-annual and annual goals under the Incentive Program, with cash operating income once again being the key metric used for determining executive bonus levels. The compensation committee selected this metric with input from the board as well as senior management. The compensation committee chose this metric largely because it is consistent with external reporting, as the Company uses cash operating income for planning purposes, and the compensation committee believes this measure is an important measure of profitability, performance and the main indicator of the Company’s growth. The compensation committee chose to set a semi-annual goal in order to review performance midway through the year as a motivational tool for our employees. Participants were eligible for up to 50% of their target bonus for the first half of the year. Semi-annual bonuses would not be paid above 50% of target. In addition, semi-annual bonuses would not be paid if, at the time of review, the compensation committee believed that, for any reason, the annual goals may not be met.

The compensation committee established threshold and target performance targets using the Pre-Bonus Adjusted COI metric of $23.3 million and $25.7 million, respectively, for the first half of 2012 and $46.8 million and $52.1 million, respectively, for the whole year. In setting these targets, the compensation committee reviews broad survey data and sets targets that would place the Company in the top tier of performance among food and growth companies. The threshold was set approximately 14% higher than last year’s actual cash operating income (after bonuses had been paid) and target was set so that after paying out full bonuses at target for all eligible employees, cash operating income would still represent a 12% increase over 2011 actual cash operating income. As noted above, the compensation committee capped NEO bonus opportunities at target for 2012.

The bonus opportunities for each NEO if the threshold or target performance levels are achieved are set forth in the “Grants of Plan-Based Awards in 2012” table. Based on the determination of actual performance achieved, the amount of the actual bonus earned by a NEO, if any, is determined by the compensation committee (and may be less, but not more, than the amount that would be paid based on the performance achieved). For 2012, the percentage of a NEO’s bonus opportunity that could be earned ranged from 0% to 100%, with 0% being “awarded” for meeting threshold performance levels and with straight-line interpolation being applied for performance above threshold levels, up to 100% of the bonus opportunity being awarded if the target performance level was reached. No bonuses were to be paid unless the threshold was achieved. Under the Incentive Program, threshold levels will always be set at a level higher than actual results from the prior year except in extremely unusual situations such as a deflationary economy. If target numbers are achieved, as determined by the compensation committee, 100% of the target bonus may be earned. No bonus may be paid or accrued if it would cause an event of default under the Company’s credit facility.

The following table sets forth bonus opportunities as a percentage of base salary upon achieving the corresponding performance measure for 2012 for each of our NEOs.

Possible 2012 Cash Incentive Bonus as a Percentage of Annual Base Salary at Year-End

Name	Threshold(1)	Target	Maximum(2)	Actual Bonus Paid
Stephen B. Hughes	0%	100%	Capped at Target	100%
Christine Sacco(3)	0%	50%	Capped at Target	50%
Terrence Schulke(3)(4)	0%	80%	Capped at Target	80%
Peter Dray(3)	0%	80%	Capped at Target	80%
Norman Matar	0%	50%	Capped at Target	50%

(1)	Bonuses are not awarded until the threshold level is met or exceeded. Assuming the threshold is met or exceeded but target is not achieved, then the executive would be awarded a percentage of the targeted bonus by using straight-line interpolation between threshold and target.
(2)	Our Incentive Program provides that participants may be eligible for a maximum bonus generally in an amount equal to two times their target bonus in the event a maximum level of performance is achieved (and subject to the Prior Year Holdback for our NEOs). However, for 2012, the compensation committee capped the amount of bonuses eligible to be paid at target.
(3)	Each of Ms. Sacco, Mr. Schulke and Mr. Dray received an increase in target bonus percentage in connection with promotions effective as of January 1, 2012.

(4)	Mr. Schulke terminated with the Company on September 30, 2012. Under his Separation Agreement and Release, Mr. Schulke remained eligible to receive a bonus in respect of 2012 performance when the Company awarded 2012 bonuses to active employees.

Based upon the compensation committee’s review of financial performance against the applicable targets, following the end of the performance period for the first half of 2012, the compensation committee granted a semi-annual bonus equal to 50% of the employee’s target bonus opportunity in August 2012. As performance exceeded target for the full year, bonuses were paid to the NEOs such that each executive received his or her full target bonus for the year, with the second payment made in March 2013. In total, for 2012, bonuses were paid to the NEOs at 100% of target based upon performance, in the following amounts: $721,000 for Mr. Hughes, $150,000 for Ms. Sacco, $328,000 for Mr. Dray, and $193,125 for Mr. Matar. In addition, as performance exceeded last year’s Pre-Bonus Adjusted COI, the following amounts that were subject to the 2011 Prior Year Holdback were paid in full as follows: $115,360 for Mr. Hughes, $12,690 for Ms. Sacco, $30,900 for Mr. Dray, and $30,900 for Mr. Matar. As part of his severance arrangement with the Company, Mr. Schulke remained entitled to receive a bonus for 2012 and his 2011 Prior Year Holdback in the discretion of the compensation committee at the same time as bonuses were paid to the other executives; he was paid at target in the following amounts: $328,000 for his 2012 bonus and $30,900 for his 2011 Prior Year Holdback.

In calculating Pre-Bonus Adjusted COI, the compensation committee excluded the following unusual and nonrecurring items, none of which were expected or anticipated at the beginning of 2012 when target levels were set: (1) transaction and integration costs incurred in connection with our acquisition of Udi’s; and (2) cash operating income arising from Udi’s as a result of the Udi’s acquisition.

A chart providing a reconciliation of the Pre-Bonus Adjusted COI achieved for 2012 and 2011 (as well as cash operating income for each of 2007 – 2012) to operating income for those years as calculated in accordance with GAAP is set forth in Appendix A.

Equity Incentives

Overview

The Company strongly believes that providing executives with an opportunity to increase their ownership of common stock in the Company aligns their interests with stockholders. We maintain our stock plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives and employees. At our special meeting on January 21, 2010, the stockholders of the Company approved our Second Amended and Restated Stock and Awards Plan (the “Stock Plan”), which had been revised to include provisions designed to allow the awards of stock options and performance-based restricted stock granted under the Stock Plan to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Awards of restricted stock and restricted stock units under our Stock Plan must be subject to a minimum vesting period of at least one year. In addition, the Stock Plan provides that no more than 1,930,000 shares may be awarded as restricted stock or restricted stock units under the Stock Plan. The Stock Plan generally prohibits repricing and the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a repricing of awards (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) without stockholder approval.

Philosophy

Since 2007, the compensation committee’s philosophy regarding long-term equity grants has been that more substantial infrequent grants better incentivize executives to increase stockholder value over the long term than do annual regular grants, and in fact, the last instance of granting equity awards to all of our NEOs concurrently was in 2007. Certain limited special retention and equalization awards were made in 2010 to NEOs other than the CEO, and no equity awards were made in 2011.

In light of the fact that the majority of our options were underwater throughout 2010 and 2011 and therefore a significant amount of compensation previously awarded to our employees was not realizable, the compensation committee engaged PM&P in the fall of 2010 to assist the compensation committee in taking a fresh look at available alternatives to compensate employees and provide appropriate incentives and retention benefits. The compensation committee also wanted to specifically consider the impact of the underwater options held by the executive officers in the context of the overall executive compensation program going forward. The compensation committee approved an option exchange program for our employee option holders, and also determined, in consultation with our stockholders, that executive officers and employee directors would not be eligible to participate. Subsequently, in early 2011, with stockholder approval, the Company conducted the option exchange program for our employees other than our executive officers and employee directors, structured as a value-for-value exchange, whereby participants were permitted to surrender certain existing stock options that were significantly underwater in exchange for the grant under the Stock Plan of fewer stock options with lower exercise prices and an extended vesting schedule.

With respect to compensation to our executive officers, some of our stockholders expressed a preference that any compensatory action taken by our board to realign the interests of our executive officers and stockholders, in particular with respect to our CEO, should be tied to performance. In consideration of this feedback, the compensation committee’s goal was to design a program which better aligned the interests of executive officers and employee directors with stockholders. While the committee considered making annual grants as a result of this review, it ultimately concluded that more sporadic but larger grants designed to cover a multi-year period, better aligned with the company’s growth and retention/motivation goals. As a result, new equity grants were made in 2012 (discussed below), but these were intended to be the only equity grants made to the named executive officers (other than Ms. Sacco, who was not a named executive officer at the time) in the ordinary course during the three years following their grant date. Therefore we believe that to more appropriately compare our NEO compensation levels to market, annual compensation should be averaged over a multi-year timeframe, rather than just one year.

2012 Equity Grants

In making the 2012 equity grant decisions, the compensation committee considered that all of the option awards held by our NEOs were underwater and had been underwater for the prior years. In addition, the compensation committee considered that the Company’s senior management team at the time consisted of only five executives, whereas the Company previously had a senior management team of seven executives. The five executives therefore had significantly increased responsibilities as part of a leaner senior management team. Further, no options held by our senior management team had (or have since) been exercised, although a substantial number of options had (and have since) been forfeited due to departures of certain members of our management team.

Stephen B. Hughes — CEO Grant

As discussed above, consistent with the Company’s historical practice of granting performance-based equity to our CEO and supported by discussions with our shareholders, the equity grants to our CEO made in 2012 only vest based upon the achievement of certain share price hurdles.

Our compensation committee approved the grant of 750,000 performance-based restricted stock units (“RSUs”) and 750,000 performance-based stock options with an exercise price of $5.26 (equal to fair market value of a share of our Company stock on the date of grant) to Mr. Hughes on January 3, 2012. Although market analysis were a factor in determining the size of the equity grant, the compensation committee also considered that the grant was performance-based (see discussion below), designed to cover a multi-year period, (2012 equity grant is the first equity grant awarded to the CEO since his initial grant in 2007), and that all of the CEO’s outstanding stock options were significantly underwater and had been consistently underwater for almost four years.

Each of the stock options and RSUs are subject to performance-based vesting, such that (1) 33 1/3% (250,000) of each of the stock options and RSUs vest when the Company’s stock closes at or above $8 (which represents more than 150% of the Company's stock price on the grant date) for 20 out of 30 consecutive trading days, (2) 33 1/3% (250,000) of each of the stock options and RSUs vest when the Company’s stock closes at or above $12 (which represents more than 225% of the Company’s stock price on the date of grant) for 20 out of 30 consecutive trading days and (3) the remaining 33 1/3% (250,000) of each of the stock options and RSUs vest, if at all, when the Company’s stock closes at or above $16 (which represents more than 300% of the Company’s stock price on the date of grant) for 20 out of 30 consecutive trading days. As of the Company’s fiscal year end, the first two tranches have vested since both share price hurdles were achieved.

Each RSU represents the right to receive one share of Company common stock upon vesting. While our equity awards generally receive accelerated vesting upon a change of control under the terms of our Stock Plan and our outstanding award agreements, these stock options and RSUs are subject to an additional hurdle, such that they will vest upon a change of control only if the total consideration in connection with such change of control values a share of Company common stock at no less than $8 per share. The compensation committee believes that these grants are responsive to our stockholders' expressed preference that compensatory actions taken with respect to our chief executive officer should be tied to performance, while also providing an important incentive for Mr. Hughes to increase the value of a share of common stock of the Company. The compensation committee also views these awards as serving as an important retentive tool, and, therefore, the stock options (but not the RSUs) provide for accelerated vesting not only upon death or disability as do all our currently outstanding equity awards, but also upon an involuntary termination without “cause” or a termination for “good reason” (each term as generally defined under the heading “Payments Upon Termination or a Change of Control”). The compensation committee believes this feature is desirable to keep our CEO (and other executive officers as described below) incentivized and protected from the risks of an involuntary termination without “cause” or a termination for “good reason.” However, the RSUs provide for accelerated vesting only upon death or disability.

All Other NEO Grants — Messrs. Schulke, Dray and Matar

It is our assessment that the most effective strategy to implement the Company’s strategic goals is to have our CEO focused on the Company’s growth and creating value for our stockholders, while his management team remains focused on achieving the operational goals required to fulfill such aforementioned strategic goals. Under this management structure, we believe retention-focused long-term incentives ensure a stable and focused executive team.

Consistent with this philosophy, the compensation committee granted 200,000 RSUs to each of Messrs. Schulke, Dray and Matar on January 3, 2012. Similar to the CEO’s equity award, the compensation committee considered the following when determining the size of the 2012 equity award: annualized value relative to market benchmarks and the Company’s intention to replace annual equity awards with a large award intended to cover a multi-year period.

These RSUs vest with respect to 50% of the RSUs (100,000) on December 31, 2013 and with respect to the remaining 50% (100,000) on December 31, 2015, subject generally to continued employment on each vesting date. These awards will accelerate upon death, disability, or an involuntary termination without “cause” or a termination for “good reason.” The compensation committee designed this vesting schedule, in part, to ensure these RSUs serve the retentive purpose for which they are intended. The compensation committee believes that RSUs can benefit our stockholders because 50% of the award vests four years from grant and the granting of RSUs is less dilutive than stock options.

As noted above, no equity grants have been made to Mr. Hughes since the Company was acquired in May 2007. The only other grants to Messrs. Schulke, Dray and Matar since the initial grants made to each executive upon joining the Company were (1) the grants made to Mr. Dray, including the grant of 150,000 stock options to Mr. Dray on February 1, 2010 with an exercise price of $9.85 (which was significantly higher than the Company’s stock price on the date of grant), that were granted to equalize his stock option grants with the grants to the other EVPs and (2) the grant of 150,000 stock options granted to Messrs. Schulke, Dray, and Matar on May 3, 2010.

All Other NEO Grants — Ms. Sacco

Ms. Sacco was granted 177,305 stock options in connection with her appointment as Chief Financial Officer on January 3, 2012. The grant was intended to increase her compensation package to a level appropriate with her increased role. In addition, the Company granted Ms. Sacco 100,000 stock options on

October 8, 2012 to recognize her for excellent performance and more closely align her equity holdings with the holdings of the other NEOs. These stock options each have a per-share exercise price equal to the fair market value of a share of Company common stock on the date of grant and vest in equal installments on each of the next four anniversaries of the grant date, subject to Ms. Sacco's continued employment on each vesting date. These awards will accelerate upon a change of control, or upon Ms. Sacco's death or disability.

Change-in-Control and Severance Payments

Change of Control Agreements

Each of our NEOs has a change of control agreement. The Company believes these change of control agreements effectively create incentives for our executives to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. The change of control agreements are reviewed annually for compliance with law and market practices.

Our change of control arrangements for our executive officers are “double trigger,” meaning that no payments (other than the immediate vesting of all unvested equity awards, except the 2012 equity grants to our chief executive officer, which also require that a share price hurdle is met, in each case, as described below) are made upon a change of control unless the executive’s employment is terminated other than for “cause” or with “good reason” within 24 months following a change of control. The executive would also be entitled to such benefits if he was terminated involuntarily (without cause) within six months prior to a change of control. We believe this structure strikes a balance between the incentives and the hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant payments in connection with such a transaction and are no longer required to continue employment to earn the benefits under these agreements.

Please refer to the section entitled “Potential Payments Upon a Termination or Change-In-Control” for a complete description of the change of control agreements.

Change of Control/Severance Provisions in Equity Award Agreements

In accordance with our standard form of award agreements, outstanding equity awards would immediately vest upon a change of control (with or without the employee being terminated) for each of our NEOs and all other employees and directors receiving stock options. The 2012 equity grants to our chief executive officer are subject to an additional hurdle, such that they will vest upon a change of control only if the total consideration in connection with such change of control values a share of Company common stock at no less than $8. The compensation committee believes that these arrangements were necessary to attract and retain our high level employees because other companies typically offer such arrangements as standard practice and in order to be competitive, we also need to offer this arrangement.

As described above, (i) the stock options granted to Mr. Hughes in 2012 and (ii) the RSUs granted to each of Messrs. Schulke, Dray and Matar in 2012, provide for accelerated vesting not only upon death or disability as do all our currently outstanding equity awards, but also upon an involuntary termination without “cause” or a termination for “good reason.”

Severance Agreements

In focusing on the importance of retention in the context of the compensation committee's overall review of executive compensation, the compensation committee entered into severance agreements with Messrs. Hughes, Schulke, Dray and Matar effective as of January 1, 2012 and with Ms. Sacco effective as of July 2, 2012. The compensation committee designed the equity grants and these agreements with the goal of aligning the incentives of the Company’s senior management team with those of the Company’s stockholders and retaining the services of the senior management team. These severance agreements provide for the same benefits as our change of control agreements (other than the 280G tax gross-up) in the event that the executive is terminated involuntarily (other than for “cause”) or voluntarily with “good reason” at any time during the next four years. In no event shall the executive be entitled to severance benefits under both his change of control agreement and his severance agreement. In consideration of such severance benefits, our NEOs would also be subject to certain non-competition and non-solicitation restrictions in the event of a termination for any reason during a two-year period for Mr. Hughes and an 18-month period for each of Messrs. Schulke, Dray and Matar and Ms. Sacco. The loss of any key employees would have a significant impact on the Company’s ability to achieve its growth strategy. We believe these arrangements recognize the importance of retaining our key employees and provide sufficient incentives and protection for our executive officers, while also providing the Company with important additional protections.

Please refer to the section entitled “Potential Payments Upon a Termination or Change-In-Control” for a complete description of the severance agreements.

Mr. Schulke’s Separation

Mr. Schulke stepped down as the Company’s President and Chief Operating Officer effective September 30, 2012. In connection with his departure, Mr. Schulke entered into a Separation and Release Agreement which generally provides Mr. Schulke with the payments and benefits described under the heading “Separation Agreement and Release with Mr. Schulke.”

Retirement: 401(k) and Profit-Sharing Plan

To provide employees, including our NEOs, with the opportunity to save for retirement on a tax-deferred basis, the Company sponsors a 401(k) plan. Pursuant to the plan, the Company matches dollar-for-dollar employee contributions up to a maximum of 5% of cash compensation. The predecessor company (GFA Brands) maintained a 401(k) plan and the Company deemed it advisable to continue the 401(k) plan to retain legacy employees. In 2012, four of our NEOs participated in the Company’s 401(k) plan.

Non-Qualified Deferred Compensation Plan

The Company sponsors a non-qualified deferred compensation plan that allows NEOs to defer compensation to a later date that otherwise would be paid when earned. The deferred compensation plan became effective as of January 1, 2008. The purpose of the deferred compensation plan is to attract and retain key employees by providing each plan participant with an opportunity to defer receipt of a portion of his or her salary, bonus and other specified compensation (if any). Many of the Company’s competitors with whom we compete for talented, experienced executives have similar deferred compensation plans. In 2012, Messrs. Schulke and Dray participated in the deferred compensation plan.

Policy Regarding Recoupment of Compensation

The Stock Plan requires an employee who is terminated for cause to forfeit all awards previously granted to the employee retroactive to the date the employee first engaged in the conduct that was the basis for such termination. The compensation committee believes this provision is appropriate to avoid rewarding employees who engage in inappropriate behavior.

In addition, in March 2012, our board adopted a recoupment policy under which our executive officers will be required, subject to the discretion of our independent directors, to repay to the Company incentive bonuses they receive in the future based on financial results that subsequently (within three years of the original payment) become the subject of a restatement due to material noncompliance by the Company with any financial reporting requirement, regardless of any finding of misconduct. When final regulations with respect to recoupment policies are promulgated under the Dodd-Frank Act, we will revisit this policy and amend accordingly as required by such final regulations.

Stock Ownership Guidelines

To further align the interests of our executive officers and our stockholders, the board has adopted stock ownership guidelines under which, after an initial phase-in period, each of our executive officers will be required to maintain vested equity holdings with a value equal to at least, in the case of our chief executive officer, six times his annual base salary and, in the case of each of our other executive officers, three times the executive’s annual base salary.

No Hedging

All employees, including our executive officers, are prohibited from effecting hedging or similar monetization transactions with respect to the shares of the Company.

Policy with Respect to Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation paid to a company’s chief executive officer and the next three highest paid officers (excluding the chief financial officer) over $1,000,000 in any fiscal year. However, the disallowance of tax deductions does not apply to certain qualifying performance-based compensation.

The compensation committee reviews all of its compensation plans and agreements at least annually as they relate to Section 162(m) of the Code. Additionally, we have adopted our Stock Plan, which was approved by our stockholders on January 21, 2010, and the Incentive Program, which was approved by our stockholders on May 12, 2010, which were designed to enable (but not require) the compensation committee to make future awards qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

We have structured our annual cash incentive awards under the Incentive Program and all of our stock options with the intention that these awards and grants meet the exception to this limitation for “performance-based compensation,” as defined in Section 162(m) of the Code, so that these amounts are fully deductible for income tax purposes. None of the compensation payable to our NEOs in 2012 was nondeductible under Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Sincerely,

Gerald J. Laber
James B. Leighton
Thomas K. McInerney

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our chief executive officer, our chief financial officer, our chief innovation officer, our executive vice president, general counsel and corporate secretary, and our former president and chief operating officer for the fiscal years ended December 31, 2010, 2011 and 2012. We refer to these individuals as our “named executive officers” or our “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Stephen B. Hughes Chairman and CEO	2012	$721,000	—	$3,238,650	$2,344,450	$836,360	—	—	$7,140,460
	2011	$710,500	—	—		$721,000	—	—	$1,431,500
	2010	$700,000	—	—		—	—	—	$700,000
Christine Sacco Chief Financial Officer	2012	$300,000	—	—	$1,073,858	$162,690	—	$27,001	$1,563,549

Terrence Schulke Former President and Chief Operating Officer(5)	2012	$307,500	—	$1,052,000	$781,302	—		$1,610,097	$3,750,899
	2011	$380,625	$35,000	—	—	$193,125	—	$24,802	$633,552
	2010	$375,000	—	—	$589,500	—	—	$22,402	$986,902
Peter Dray Chief Innovation Officer	2012	$410,000	—	$1,052,000	—	$358,900		$17,861	$1,838,761
	2011	$380,625	$35,000	—	—	$193,125	—	$11,063	$619,813
	2010	$375,000	—	—	$1,030,393	—	—	$11,275	$1,416,668
Norman Matar Executive Vice President, General Counsel and Corporate Secretary	2012	$386,250	—	$1,052,000	—	$224,025	—	$22,856	$1,685,131
	2011	$380,625	$227,500	—	—	$193,125	—	$10,156	$811,406
	2010	$375,000	—	—	$589,500	—	—	$10,066	$974,566

(1)	The amounts in this column represent the grant date fair value of the RSU awards calculated in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation).
(2)	The amounts in this column represent the grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2012 consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation). The fair value of stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. For Mr. Schulke, the number reported with respect to 2012 reflects the incremental fair value attributable to the modification of Mr. Schulke’s stock options in connection with his employment separation as described below under the heading “Separation Agreement and Release with Mr. Schulke,” in accordance with FASB ASC Topic 718.
(3)	As performance exceeded target for 2012, each NEO was paid at target under the Incentive Program. In addition, as performance exceeded target for 2011, the 2011 Prior Year Holdback was paid to each of the executive officers as follows: $115,360 for Mr. Hughes, $30,900 for Mr. Dray, $30,900 for Mr. Matar and $12,690 for Ms. Sacco.
(4)	Amounts in 2012 for each of Ms. Sacco, Mr. Schulke, Mr. Dray and Mr. Matar consist of $12,500 attributable to the Company’s matching 401(k) contribution, as well an additional discretionary cash amount for Ms. Sacco, Mr. Dray and Mr. Matar in light of the fact that each executive had not been receiving the full match under the Company’s 401(k) plan in all prior years. In addition for Mr. Schulke, amounts also consist of $1,597,597 that is attributable to cash severance payments and benefits, including a payment in respect of his 2012 bonus and 2011 Prior Year Holdback, as described below under the heading “Separation Agreement and Release with Mr. Schulke.”
(5)	Mr. Schulke stepped down as our President and Chief Operating Officer effective September 30, 2012.

Grants of Plan-Based Awards in 2012

The Company’s cash incentive bonus program pursuant to the Incentive Program is designed to encourage and support profitable growth of the Company’s business by measuring the Company’s success in meeting or exceeding cash operating income goals. We also maintain the Stock Plan in order to promote the long-term growth and financial success of the Company and substantially increase stockholder value by attracting and retaining outstanding executives and employees.

For more information about our Incentive Program and our Stock Plan, see the section entitled “Compensation Discussion and Analysis” included elsewhere in this proxy statement.

The table below displays the grants of plan based awards made to our NEOs in 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All other stock awards: Number of shares of stock or units	All Other Option Awards: Number of Securities	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)		Underlying Options (#)
Stephen B. Hughes		$0	$721,000	$721,000	—	—	—	—	—
		$0	$115,360	$115,360	—	—	—	—	—
	1/3/12	—	—	—	750,000	—	—	$5.26	$2,344,450
	1/3/12	—	—	—	750,000	—	—	—	$3,238,650
Christine Sacco		$0	$150,000	$150,000	—	—	—	—	—
		$0	$12,690	$12,690	—	—	—	—	—
	1/3/12	—	—	—	177,305	—	—	$5.26	$469,858
	10/8/12	—	—	—	100,000	—	—	$12.24	$604,000
Terrence Schulke	1/3/12	$0	$328,000	$328,000	—	—	—	—	—
		$0	$30,900	$30,900	—	—	—	—	—
	1/3/12	—	—	—	200,000	—	—	—	$1,052,000
	9/30/12	—	—	—	100,000	—	—	$9.92	$347,580	(2)
	9/30/12	—	—	—	150,000	—	—	$6.90	$433,722	(2)
Peter Dray		$0	$328,000	$328,000	—	—	—	—	—
		$0	$30,900	$30,900	—	—	—	—	—
	1/3/12	—	—	—	200,000	—	—	—	$1,052,000
Norman Matar		$0	$193,125	$193,125	—	—	—	—	—
		$0	$30,900	$30,900	—	—	—	—	—
	1/3/12	—	—	—	200,000	—	—	—	$1,052,000

(1)	Represents threshold and target possible payouts for 2012 under the Incentive Program and target possible payouts of the 2011 Prior Year Holdback that were subject to the holdback based on 2011 performance.
(2)	For Mr. Schulke, the number reported reflects the incremental fair value attributable to the modification of Mr. Schulke’s stock options in connection with his employment separation as described below under the heading “Separation Agreement and Release with Mr. Schulke,” in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2012 Year-End

The following table sets forth the outstanding equity awards held by our NEOs at December 31, 2012.

	Options							RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: Number of unearned units that have not vested (#)		Equity Incentive plan awards: Market or payout value of unearned units that have not vested ($)
Stephen B. Hughes	750,000	0		750,000	(1)(2)	$9.85	5/21/17	—		—
	500,000	0		250,000	(3)	$5.26	1/3/22	250,000	(4)	$3,225,000
Christine Sacco	0	100,000	(5)	0		$12.24	10/8/22	—		—
	0	177,305	(6)	0		$5.26	1/3/22	—		—
	18,174	54,521	(7)	0		$4.60	1/21/18	—		—
	25,000	25,000	(8)			$4.33	12/31/20
Terrence Schulke(9)	100,000	0		0		$9.92	6/18/17	—		—
	150,000	0		0		$6.90	5/3/20	—		—
Peter Dray	75,000	75,000	(10)	0		$6.90	5/3/20	—		—
	37,500	37,500	(11)	75,000	(1)	$9.85	2/1/20	—		—
	25,000	0		25,000	(1)	$9.58	4/1/18	—		—
	200,000	0		200,000	(1)	$9.85	5/21/17	—		—
	0	0		0		—	—	200,000	(12)	$2,580,000
Norman Matar	75,000	75,000	(10)	0		$6.90	5/3/20	—		—
	300,000	0		300,000	(1)	$9.58	1/7/18	—		—
	—	—		—		—	—	200,000	(12)	$2,580,000

(1)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.
(2)	Mr. Hughes transferred 425,000 options to Sunset Oasis Limited Partnership (the “Limited Partnership”), a Delaware limited partnership of which Mr. Hughes was then the sole limited partner. 1% of these options were transferred as a capital contribution to Hughes Enterprises, LLC (the “General Partner”), a Delaware limited liability company which is the general partner of the Limited Partnership and then by the General Partner as a capital contribution to the Limited Partnership. Mr. Hughes was the sole member of the General Partner at that time. Mr. Hughes then transferred 100% of his interests in the Limited Partnership by assigning as gifts (i) all rights in the General Partner to a sibling and (ii) all of his Limited Partnership interests to his three children and his three siblings in varying percentages.
(3)	The options will vest, if at all, when the Company’s stock closes at or above $16 for 20 out of 30 consecutive trading days.
(4)	The RSUs will vest, if at all, when the Company’s stock closes at or above $16 for 20 out of 30 consecutive trading days.
(5)	The options are subject to time vesting in equal installments over the remaining four-year period on each of October 8, 2013, 2014, 2015 and 2016.
(6)	The options are subject to time vesting in equal installments over the remaining four-year period on each of January 3, 2013, 2014, 2015 and 2016.
(7)	The options are subject to time vesting in equal installments over the remaining three-year period on each of March 23, 2013, 2014 and 2015. These options were issued as replacement options pursuant to the Company’s option exchange program in 2011.
(8)	The options are subject to time vesting in equal installments over the remaining two-year period on each of December 31, 2013 and 2014.
(9)	In accordance with Mr. Schulke’s separation on September 30, 2012, he received accelerated vesting of 75,000 options and 200,000 RSUs, forfeited 500,000 options (of which 200,000 were vested) and remained entitled to exercise all 250,000 of his vested stock options through the remainder of their terms.

(10)	The options are subject to time vesting in equal installments over the remaining two-year period on each of May 3, 2013 and 2014.
(11)	The options are subject to time vesting in equal installments over the remaining two-year period on each of February 1, 2013 and 2014.
(12)	The RSUs are subject to time vesting in equal installments on December 31, 2013 and December 31, 2015.

Option Exercises and Stock Vested Table

	Option Awards		RSUs
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Stephen B. Hughes	0	0	250,000	(1)	$2,512,500
	0	0	250,000	(2)	$3,137,500
Christine Sacco	0	0	0		0
Terrence Schulke	0	0	200,000	(3)	$2,416,000
Peter Dray	0	0	0		0
Norman Matar	0	0	0		0

(1)	The RSUs vested when the Company’s stock closed at or above $8 for 20 out of 30 consecutive trading days.
(2)	The RSUs vested when the Company’s stock closed at or above $12 for 20 out of 30 consecutive trading days. 102,700 of these shares were withheld by the Company to satisfy tax withholding obligations in connection with the settlement of the RSUs, such that Mr. Hughes actually received 147,300 shares and realized $1,848,615 on vesting.
(3)	Mr. Schulke’s RSUs vested in connection with his termination on September 30, 2012.

Non-Qualified Deferred Compensation

In December 2007, the Company established a deferred compensation plan, which allows key employees to defer up to 80% of their base salary and up to 100% of their bonuses in a tax-deferred savings and retirement plan managed by a third-party investment bank that provides the participant with various investment options in the market. The Company has established an irrevocable trust, which enables the Company to transfer assets into trust and hold such assets for paying participant benefit obligations, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy. Distributions from the plan may be made to the employees upon termination from service, for hardship, upon retirement or death and under limited other circumstances.

The following table sets forth the non-qualified deferred compensation of our NEOs at December 31, 2012.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Stephen B. Hughes	—	—	—	—	—
Christine Sacco	—	—	—	—	—
Terrence Schulke	$85,691	—	$30,147	—	$343,253
Peter Dray	$311,633	—	$50,239	—	$633,188
Norman Matar	—	—	—	—	—

(1)	The executive’s contributions are included in the executive’s 2012 base salary in the Summary Compensation Table.
(2)	Mr. Schulke’s full account balance will be distributed to him in April 2013 in connection with his termination on September 30, 2012 in accordance with the terms of the plan.

Potential Payments Upon Termination or a Change-In-Control

Payments Upon a Change of Control

The Company’s standard form of stock option award agreement and standard form of restricted stock unit agreement provide that all unvested stock options and restricted stock units will immediately vest upon a change of control (as defined in the Stock Plan and as described below). The 2012 equity grants to our chief executive officer are subject to an additional hurdle, such that they will vest upon a change of control only if the total consideration in connection with such change of control values a share of Company common stock equal to no less than $8 per share.

In addition, pursuant to the Incentive Program, each of the NEOs would receive a payment upon a change of control in respect of his or her 2012 bonus in an amount equal to the greatest of (i) the target bonus as in effect on the termination date, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs and (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs, in each case, reduced by the amount paid for the first half of the year. In addition, any bonus opportunity subject to the Prior Year Holdback would immediately be deemed earned and payable.

Payments Upon Termination

Change of Control Agreements

We have entered into a change of control agreement with each of the NEOs. The agreements were revised in August 2008 to better align the agreements with the interests of stockholders and again effective April 1, 2010 to bring these existing agreements into compliance with Sections 162(m) and 409A of the Code. The agreements expire on December 31 of each year (unless a change of control occurs) and automatically renew for successive one-year terms unless either party gives notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our executive officers on termination under these agreements within 24 months following a change of control provided that the executive executes a release of the Company for claims the executive may have against the Company or its affiliates.

If we terminate the executive for “cause” or the executive terminates his employment without “good reason,” the executive officer will receive only accrued compensation through the date of termination. If the executive’s employment is terminated due to death or disability, the executive officer will receive accrued compensation through the date of termination plus a specified percentage of base salary and reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. In 2012, the percentage of base salary specified in each executive’s change of control agreement was the same as the percentage of the executive’s base salary as set forth as the executive’s target bonus in the table included in the Compensation Discussion and Analysis section entitled “Possible 2012 Cash Incentive Bonus as a Percentage of Annual Base Salary at Year-End.” For example, Mr. Hughes’ target bonus for 2012 was 100% of base salary. The payments described in this paragraph will be paid in a lump sum within 15 days after the later of the executive’s termination or the executive’s separation from service, unless the payment is deferred six months in order to comply with Section 409A of the Code.

If the executive’s employment is terminated for any reason other than as described in the preceding paragraph, the executive will receive (i) accrued compensation through the date of termination; (ii) an amount equal to, in the case of Messrs. Hughes, two times the sum of base salary plus a Bonus Amount (as defined below) or, in the case of Mr. Dray, Mr. Matar, and Ms. Sacco, 1.5 times the sum of base salary plus a Bonus Amount; and (iii) reimbursement for premiums for COBRA coverage for the executive, the executive’s spouse and dependants for a maximum of eighteen months. Bonus Amount is defined under the change of control agreements as the greatest of (i) a specified percentage of the executive’s base salary as set forth in the change of control agreement; (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs; and (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The payments described in this paragraph, with the exception of COBRA coverage, will be paid in a lump sum. COBRA coverage will be paid directly by the Company or the Company will reimburse the executive over the term of coverage. The executive would also be entitled to such benefits if he were terminated involuntarily (other than for cause) within six months prior to a change of control.

If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Code, the payments to the executive will be “grossed-up” to cover excise taxes if they exceed $100,000. This “gross-up” provision has always been included in the change of control agreements, which have not been altered in any material way since 2008.

“Cause” means any of the following, as determined by our board of directors, in its sole discretion: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence or willful or reckless misconduct or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

“Good reason” means any one or more of the following conditions, but only if (x) the condition was not consented to by the executive in advance or subsequently ratified by the executive in writing, (y) the condition remains in effect thirty days after the executive gives written notice to the board of directors of the executive’s intention to terminate employment for good reason, which notice specifically identifies such condition and (z) the executive gives the notice referred to in (y) above within ninety days of the initial existence of such condition:

(i)	any material diminution of the executive’s authority, duties or responsibilities;
(ii)	any material diminution in the authority, duties or responsibilities of the officer to whom the executive is required to report, including the requirement that the executive report to a corporate officer or employee rather than to the board of directors;
(iii)	a material diminution of the executive’s base compensation;
(iv)	a material diminution in the budget over which the executive retains authority;
(v)	a material change in the geographic location at which the executive must perform the executive’s duties and responsibilities; and
(vi)	any other action or inaction by the Company that constitutes a material breach of the change of control agreement or any other agreement pursuant to which the executive provides services to the Company.

In determining whether the executive has grounds to terminate employment for good reason, the executive’s assertion of the existence of good reason is assumed correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

“Change of control” means the occurrence of any of the following events with respect to the Company:

(i)	any person (other than an exempt person) acquires securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding voting securities;
(ii)	any person acquires, during the 12-month period ending on the date of the most recent acquisition, securities of Company representing at least thirty percent of Company’s then outstanding voting securities;
(iii)	a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors serving immediately prior to such appointment or election; or
(iv)	any person, during the 12-month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

Severance Agreements

The Company has also entered into severance agreements with each of the NEOs that provide generally the same benefits in the event of the executive’s termination without “cause” or for “good reason” at any time during the next four years, regardless of whether or not there is a change of control. The severance benefits that the executive will be entitled to receive would include generally (a) a lump sum payment in an amount equal to, in the case of Mr. Hughes, two times the sum of his base salary then in effect plus the Bonus Amount, or, in the case of Mr. Dray, Mr. Matar and Ms. Sacco, 1.5 times the sum of his or her base salary then in effect plus the Bonus Amount), and (b) reimbursement for premiums for COBRA coverage for a maximum of eighteen months. The executive would not generally be entitled to these severance benefits in the event that the executive is entitled to benefits under his change of control agreement (and in no event shall the executive be entitled to severance benefits under both agreements). The definitions of “cause,” “good reason” and “Bonus Amount” are substantially the same in the severance agreements as in the change of control agreements. The severance agreements also provide for the same benefits as the change of control agreements in the case of termination due to death or disability.

Equity Awards

In addition, (i) the stock options granted to Mr. Hughes in 2012, and (ii) the RSUs granted to each of Mr. Dray and Mr. Matar in 2012, each provide for accelerated vesting not only upon death or disability, as do all our currently outstanding equity awards, but also upon an termination without “cause” or a termination for “good reason.” The definitions of “cause” and “good reason” are substantially the same as in the change of control agreements.

The following table illustrates the additional compensation that we estimate would be payable to each of our NEOs (other than Mr. Schulke) on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2012 and, where applicable, the change of control also occurred on December 31, 2012 at a deal price equal to $12.90, the fair market value of a share of Company stock on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive:

Name	Base Salary Multiple	Base Salary X Multiple ($)	Bonus Amount(1) X Multiple ($)	Pro-Rata Bonus(2)	COBRA Benefits(3) ($)	Equity Acceleration ($)(4)	Tax Gross-Up ($)	Total ($)
	Termination by Company With Cause or by the Executive Without Good Reason:
Stephen B. Hughes	—	—	—	—	—	—	—	—
Christine Sacco	—	—	—	—	—	—	—	—
Peter Dray	—	—	—	—	—	—	—	—
Norman Matar	—	—	—	—	—	—	—	—
	Death or Disability:
Stephen B. Hughes	—	—	$721,000	—	$43,067	$7,422,500	—	$8,186,567
Christine Sacco	—	—	$150,000	—	$27,873	$2,087,385	—	$2,265,258
Peter Dray	—	—	$328,000	—	$1,351	$4,066,125	—	$4,395,476
Norman Matar	—	—	$193,125	—	$29,315	$4,026,000	—	$4,248,440
	Termination Without Cause or by the Executive for Good Reason:
Stephen B. Hughes	(2.0x)	$1,442,000	$1,442,000	—	$43,067	$1,910,000	—	$4,837,067
Christine Sacco	(1.5x)	$450,000	$225,000	—	$27,873	—	—	$702,873
Peter Dray	(1.5x)	$615,000	$492,000	—	$1,351	$2,580,000	—	$3,688,351
Norman Matar	(1.5x)	$579,375	$289,688	—	$29,315	$2,580,000	—	$3,478,378
	Termination Without Cause or by the Executive for Good Reason in connection with a Change of Control:
Stephen B. Hughes	(2.0x)	$1,442,000	$1,442,000	$475,860	$43,067	$7,422,500	$5,491,224	$16,316,651
Christine Sacco	(1.5x)	$450,000	$225,000	$87,690	$27,873	$2,087,385	$488,492	$3,366,440
Peter Dray	(1.5x)	$615,000	$492,000	$127,426	$1,351	$4,066,125	$1,329,125	$6,631,027
Norman Matar	(1.5x)	$579,375	$289,688	$194,900	$29,315	$4,026,000	$1,210,923	$6,330,201

(1)	The Bonus Amount for each executive as of December 31, 2012 is the product of the applicable percentage of the executive’s base salary as set forth in the table included in the Compensation Discussion and Analysis section entitled “Possible 2012 Cash Incentive Bonus as a Percentage of Annual Base Salary” and such executive’s annual base salary as of December 31, 2012.
(2)	Assuming a change of control occurred on December 31, 2012, each of the NEOs would have received the remainder of their full target bonus for 2012 as well as their 2011 Prior Year Holdback under the terms of the Incentive Program.
(3)	Assuming the COBRA benefits continue for a period of 18 months following December 31, 2012.
(4)	The price attributable to the accelerated vesting of each stock option was calculated based upon the difference between the share price of $12.90 and the stock option’s exercise price. The price attributable to the accelerated vesting of each RSU was calculated based upon the share price of $12.90.

Separation Agreement and Release with Mr. Schulke

Mr. Schulke terminated with the Company effective September 30, 2012. In connection with his departure, Mr. Schulke entered into a Separation and Release Agreement with the Company, which generally provided Mr. Schulke with the payments and benefits to which he was entitled upon a termination without “cause” under his severance agreement and certain other existing agreements, including (i) a severance payment equal to $1,107,000, payable in a lump sum; (ii) continued health plan coverage for Mr. Schulke and his qualified family members under COBRA at active employee rates for a period up to 18 months; and (iii) accelerated vesting of the 200,000 RSUs previously granted to him. In addition, the Company agreed to provide Mr. Schulke with (i) an aggregate payment of $102,500 to be paid in installments through the end of the year; (ii) accelerated vesting of 75,000 of his unvested stock options; (iii) an extended exercise period for 250,000 of his vested stock options such that the options will be exercisable through the remainder of the applicable option term; (iv) use of the Company’s New York City apartment through July 31, 2013; and (v) Mr. Schulke also remained eligible to receive an annual bonus for 2012, as well as his 2011 Prior Year Holdback of $30,900 that was held back from his 2011 bonus, in each case, in the discretion of the compensation committee, which were paid at target when the Company awarded 2012 bonuses to active employees. In exchange for the payments and benefits described above, as well as pursuant to the terms of existing agreements, (i) Mr. Schulke is party to certain non-competition restrictions that extend through July 15, 2014 and non-solicitation restrictions that will extend generally through July 15, 2014 and through June 17, 2017 with respect to the non-solicitation of Company employees; (ii) Mr. Schulke agreed to cooperate with the Company in the orderly transition of his job duties and to otherwise provide services to the Company, as may be requested by the Company, through the end of the year; (iii) Mr. Schulke forfeited 500,000 stock options (of which, 200,000 were vested and 300,000 were unvested); and (iv) Mr. Schulke agreed to execute a general release of all claims against the Company, its directors and officers, and certain other persons affiliated with the Company.

Director Compensation for 2012

For 2012, we paid the following fees to our non-employee directors: (i) an annual retainer of $25,000 to each of our non-employee directors, plus $2,000 for each board meeting attended and $1,000 for each board committee meeting attended for members of the meeting committee; (ii) an additional annual retainer of $15,000 to the non-employee directors who chair our compensation, finance and governance committees and an additional annual retainer of $20,000 to the chairman of our audit committee; and (iii) an additional $25,000 to our lead director. All retainer fees are pro-rated for non-employee directors serving less than an entire year.

In addition, on June 28, 2012, our compensation committee awarded grants of 10,000 RSUs to each of our non-employee directors. All of the RSUs vest in four equal installments over a four-year period on each of the next four anniversaries of the grant date. In order for these awards to vest, the director must be in continuous service as a director of the Company, provided, however, that such RSUs shall vest immediately upon a change of control or upon the director’s death or disability. Each RSU shall be settled in one share of Company common stock upon vesting.

The following table summarizes the compensation paid to our directors in 2012. Please refer to the preceding tables for compensation paid to our executive officer who is also a director.

Name	Fees Paid in Cash ($)	RSU Awards ($)(2)	All Other Compensation ($)	Total ($)
William E. Hooper(1)	$431,261	$1,052,000	—	$1,483,261
Richard Dean Hollis	$48,999	$92,100		$141,099
Gerald J. Laber	$106,000	$92,100	—	$198,100
James B. Leighton	$115,000	$92,100	—	$207,100
James E. Lewis	$64,000	$92,100	—	$156,100
Thomas K. McInerney	$57,000	$92,100		$149,100

(1)	William E. Hooper, one of our directors, is also our employee. Mr. Hooper provides us with marketing services. Amounts included represent Mr. Hooper’s compensation in 2012, including payments under the Incentive Program. Mr. Hooper, as an employee-director, is not entitled to the payment of a board retainer or payments for board or committee meetings attended.
(2)	The amounts represent the grant date fair value for each RSU granted on January 3, 2012 with respect to Mr. Hooper and on June 28, 2012 with respect to each of the non-employee directors, calculated in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the consolidated financial statements included in the Company’s annual report on Form 10-K (Note 11, Stock-Based Compensation).

Effective as of January 1, 2013, in consultation with a review by PM&P, we made certain changes to our fee schedule. The decision was made to eliminate meeting fees consistent with a market trend that has recognized the increased level of involvement/effort directors are required to put forth outside normally scheduled meetings. In addition, we also increased compensation for our independent directors because such directors will be required to oversee an even more complex organization under the new operating structure. We now pay the following fees to our non-employee directors: (i) an annual retainer of $60,000 to each of our non-employee directors; (ii) an additional annual retainer of $15,000 to the non-employee directors who chair our compensation, finance and governance committees and an additional annual retainer of $20,000 to the chairman of our audit committee; (iii) an additional $35,000 to our lead director; and (iv) an annual retainer of $10,000 for members (other than the chairman) of the compensation, finance, and audit committees and an annual retainer of $7,500 for members (other than the chairman) of the governance committee. All retainer fees are pro-rated for non-employee directors serving less than an entire year.

The following table shows the number of stock options and RSUs held by each director (other than Mr. Hughes) as of December 31, 2012:

	Option Awards						RSU Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of RSUs		Market Value of RSUs
William E. Hooper	75,000	0	—		$6.53	11/07/18	—		—
	—	—	75,000	(1)	$6.53	11/07/18	—		—
	150,000	0	—		$9.85	5/21/17	—		—
	—	—	150,000	(1)	$9.85	5/21/17	—		—
	__	—	—		—	—	200,000		$2,580,000	(2)
Richard Dean Hollis	__	—	—		—	—	10,000	(3)	$129,000
	__	—	—		—	—	18,750	(4)	$241,875
Gerald J. Laber	45,000	0	—		$7.69	8/07/18	—		—
	90,000	0	—		$9.85	5/21/17	—		—
	__	—	—		—	—	10,000	(3)	$129,000
	__	—	—		—	—	3,750	(4)	$48,375
James B. Leighton	45,000	0	—		$7.69	8/07/18	—		—
	90,000	0	—		$9.00	8/14/17	—		—
	__	—	—		—	—	10,000	(3)	$129,000
	__	—	—		—	—	3,750	(5)	$48,375
James E. Lewis	45,000	0	—		$7.69	8/07/18	—		—
	90,000	0	—		$9.85	5/21/17	—		—
	__	—	—		—	—	10,000	(3)	$129,000
	__	—	—		—	—	3,750	(4)	$48,375
Thomas K. McInerney	__	—	—		—	—	10,000	(3)	$129,000
	—	—	—		—	—	18,750	(4)	$241,875

(1)	50% of the options will vest, if at all, when the Company’s stock closes at or above $16.75 for 20 out of 30 consecutive trading days. The remaining 50% of the options will vest, if at all, when the Company’s stock closes at or above $20.25 for 20 out of 30 consecutive trading days.
(2)	The RSUs are subject to time vesting in two equal installments on each of December 31, 2013 and December 31, 2015.
(3)	The RSUs are subject to time vesting in four equal installments on each of June 28, 2013, 2014, 2015 and 2016.
(4)	The RSUs are subject to time vesting in equal installments over the remaining three-year period on each of September 28, 2013, 2014 and 2015.
(5)	The RSUs are subject to time vesting in equal installments over the remaining three-year period on each of December 5, 2013, 2014 and 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of the outstanding shares of our common stock are required by Section 16(a) of the Exchange Act and related regulations to file reports of their ownership of common stock with the SEC and to furnish us with copies of the reports. Based upon our review of these reports, the Company believes that all required filings for 2012 have been made in a timely manner, with the exception of (i) a late Form 4 filed by Mr. Hughes on December 28, 2012 to report the conversion of 250,000 restricted stock units that took place on October 18, 2012 and (ii) a late Form 4 filed by Ms. Sacco on March 25, 2013 to report a grant of 100,000 stock options on October 8, 2012.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2013 by:

•	each of our NEOs and directors;
•	each person known by us to be the beneficial owner of more than 5% of any class of our voting stock; and
•	all our executive officers and directors, as a group.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of stock beneficially owned by them. As of April 1, 2013, we had 59,504,263 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock	Percentage of Outstanding Common Stock
Stephen B. Hughes(1)(2)	2,822,151	4.6%
Peter Dray(1)(3)	396,900	*
Norman Matar(1)(4)	434,500	*
Christine Sacco(1)(5)	108,672	*
Terrence Schulke(1)(6)	489,980	*
Dean Hollis(1)	16,250	*
William E. Hooper(1)(7)	270,878	*
Gerald J. Laber(1)(8)	225,128	*
James B. Leighton(1)(9)	163,530	*
James E. Lewis(1)(10)	1,068,683	1.8%
Thomas K. McInerney(1)	18,500	*
Adage Capital Partners, L.P.(11)	5,856,966	9.8%
PRIMECAP Management Company(12)	4,960,605	8.3%
Mario Gabelli(13)	3,706,361	6.2%
The Vanguard Group, Inc.(14)	3,325,056	5.6%
BlackRock, Inc.(15)	3,221,330	5.4%
FMR LLC(16)	3,127,520	5.3%
Wells Fargo & Company(17)	3,087,820	5.2%
All directors and executive officers as a group (12 individuals)	5,688,788	9.1%

*	Less than 1%.
(1)	The business address of each of the noted individuals is 115 West Century Road, Suite 260, Paramus, New Jersey 07652. In calculating the number of shares beneficially owned and the percentage ownership, shares underlying options held by that individual that are either currently exercisable or exercisable within 60 days from April 1, 2013 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity.

(2)	Includes (i) 101,000 shares owned by Mr. Hughes’ spouse; (ii) 3,000 shares owned by Mr. Hughes’ son, and (iii) 239,265 shares owned in equal 79,755 share increments by the Caroline Elise Hughes Irrevocable Trust, the John Trevelyn Hughes Irrevocable Trust, and the Henry Thomas Hughes Irrevocable Trust, trusts established for the benefit of Mr. Hughes’ three children and as to which his spouse is the trustee. Excludes 150,128 shares sold in November 2005 by Mr. Hughes, at a price equal to that paid by him, to three irrevocable trusts established in favor of adult members of Mr. Hughes’ family, as to which Mr. Hughes disclaims beneficial ownership. The voting rights for shares held in the three trusts are exercisable by the trustee, Mr. Stephen Feldhaus. Beneficial ownership includes 1,250,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013 and excludes: (i) 325,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; (ii) 250,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.00 per share for 20 of 30 consecutive trading days; and (iii) 250,000 restricted stock units which vest, if at all, if the closing price for a share of common stock of the Company is at least $16.00 per share for 20 of 30 consecutive trading days. Each restricted stock unit represents a right to receive one share of Common Stock. Beneficial ownership also excludes 425,000 stock options which Mr. Hughes transferred on November 16, 2012 to Sunset Oasis Limited Partnership (the “Sunset Limited Partnership”), a Delaware limited partnership of which Mr. Hughes was then the sole limited partner. 4,250 of these options were transferred as a capital contribution to Hughes Enterprises, LLC (the “Sunset General Partner”), a Delaware limited liability company which is the general partner of the Sunset Limited Partnership and then by the Sunset General Partner as a capital contribution to the Sunset Limited Partnership. Mr. Hughes was the sole member of the Sunset General Partner at that time. On November 19, 2012, Mr. Hughes transferred 100% of his interests in the Sunset Limited Partnership by assigning as gifts (x) all rights in the Sunset General Partner to a sibling and (y) all of his Sunset Limited Partnership interests to his three children and his three siblings in varying percentages. Of these 425,000 stock options that are excluded from Mr. Hughes beneficial ownership: (a) 50,000 stock options are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (b) 375,000 stock options are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days. Of the shares beneficially owned, Mr. Hughes and his spouse have pledged 1,329,886 shares as security in connection with a loan and the three irrevocable trusts referenced above have pledged 239,265 shares as security in connection with three loans.
(3)	Beneficial ownership includes 393,750 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(4)	Beneficial ownership includes 412,500 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013. Beneficial ownership excludes: (i) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 150,000 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.
(5)	Beneficial ownership includes 105,672 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013.
(6)	Beneficial ownership includes: (i) 480 shares owned by Mr. Schulke's son; and (ii) 250,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013. Mr. Schulke resigned from the Company effective as of September 30, 2012.
(7)	Beneficial ownership includes 225,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013 and excludes: (i) 112,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $16.75 per share for 20 of 30 consecutive trading days; and (ii) 112,500 stock options which are exercisable, if at all, if the closing price for a share of common stock of the Company is at least $20.25 per share for 20 of 30 consecutive trading days.

(8)	Beneficial ownership includes: (i) 19,000 shares held by Mr. Laber’s spouse; (ii) 24,000 shares of common stock held in Mr. Laber’s IRA rollover account; (iii) 16,000 shares held in Mr. Laber’s 401(k), and (iv) 135,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013.
(9)	Beneficial ownership includes 135,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013.
(10)	Beneficial ownership includes: (i) 560,919 shares owned by Mr. Lewis’s spouse, (ii) 159,511 shares owned by the Estate of Lee Anne Lewis, of which Mr. Lewis is the personal representative and beneficiary, as to which Mr. Lewis disclaims beneficial ownership except to the extent of his pecuniary interests therein, and (iii) 135,000 shares of common stock issuable upon the exercise of options within 60 days of April 1, 2013.
(11)	Information based on Schedule 13G/A filed on February 14, 2013 by Adage Capital Partners, L.P., Adage Capital Partners GP, LLC, Adage Capital Advisors, LLC, Philip Gross and Robert Atchinson. The business address of Adage Capital Partners GP, LLC is 200 Claredon Street, 52nd Floor, Boston, Massachusetts 02116. Each reporting person included in the Schedule 13G/A reported that, at December 31, 2012, it shared power to vote and shared power to direct the disposition with respect to all of these shares.
(12)	Information based on Schedule 13G/A filed on February 13, 2012 by PRIMECAP Management Company. The business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101. PRIMECAP Management Company reported that, at December 31, 2012, it possessed sole power to vote with respect to 3,313,405 of these shares, shared power to vote with respect to none of these shares and sole power to direct the disposition of all of these shares.
(13)	Information based on Schedule 13D/A filed on June 29, 2012 by Gabelli Funds, LLC, GAMCO Asset Management, Inc., Gabelli Securities, Inc., Teton Advisors, Inc., GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli. The business address for these reporting persons is One Corporate Center, Rye, NY 10580. According to the Schedule 13D/A, at June 29, 2012, (i) Gabelli Funds, LLC possessed sole power to vote and sole power to direct the disposition with respect to 671,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (ii) GAMCO Asset Management, Inc. possessed sole power to vote with respect to 2,691,188 of these shares, sole power to direct the disposition with respect to 2,726,361 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iii) Gabelli Securities, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 13,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iv) Teton Advisors, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 296,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, and (v) GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli each possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares.
(14)	Information based on Schedule 13G/A filed on February 12, 2013 by The Vanguard Group, Inc. The business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. reported that, at December 31, 2012, it possessed sole power to vote with respect to 100,561 of these shares, shared power to vote with respect to none of these shares, sole power to direct the disposition with respect 3,229,295 of these shares, and shared power to direct the disposition with respect to 95,761 of these shares.
(15)	Information based on Schedule 13G/A filed on February 11, 2013 by BlackRock, Inc. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. reported that, at December 31, 2012, it possessed sole power to vote and sole power to direct the disposition with respect to all of these shares.
(16)	Information based on Schedule 13G filed on February 14, 2013 by FMR LLC. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts. FMR LLC reported that, at December 31, 2012, it possessed sole power to vote with respect to 1,126,620 of these shares, shared power to vote with respect to none of these shares, sole power to direct the disposition with respect 3,127,520 of these shares, and shared power to direct the disposition with respect to none of these shares.

(17)	Information based on Schedule 13G/A filed on February 12, 2013 by Wells Fargo & Company. The business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company reported that, at January 31, 2013, it possessed sole power to vote with respect to none of these shares, shared power to vote with respect to 3,140,047 of these shares, sole power to direct the disposition with respect none of these shares, and shared power to direct the disposition with respect to 4,575,701 shares.

ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing the Company’s stockholders with the opportunity to cast an advisory vote on executive compensation, as described below and in accordance with the recently adopted Section 14A of the Exchange Act.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Company utilizes its compensation system to attract, retain and motivate executives through a mix of base salary, incentive bonus and long-term equity compensation with an emphasis on incentives that reward strong performance and achievement in order to align the interest of management with our stockholders. Our compensation programs are designed to be competitive, but try to avoid pay elements like perquisites that do not directly support the Company’s values and business strategy even if common to the marketplace.

Base salary levels in the Company’s executive compensation system are guided by the individual’s job responsibilities, experience, value to the Company and demonstrated performance and are set with the aid of an independent compensation consultant. Pay and performance are linked through the use of annual and long-term incentives. The Company’s executive compensation program is closely administered and monitored by the compensation committee to link individual performance with compensation opportunities and to align the interests of the Company’s executives with those of our stockholders.

The Compensation Discussion and Analysis, beginning on Page 18 of this proxy statement, describes the Company’s executive compensation program. The board of directors requests that the Company’s stockholders approve the compensation of the Company’s named executive officers as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

As an advisory vote, this resolution, commonly referred to as a “say-on-pay” vote, is not binding. However, the compensation committee and the board of directors values the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ABOVE RESOLUTION.

ITEM 3 — THE RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The audit committee has appointed EKS&H LLLP as our independent registered public accounting firm for the year ending December 31, 2013, and has further directed that the board submit the selection of EKS&H LLLP for ratification by the stockholders at the annual meeting. EKS&H LLLP has served as our independent registered public accounting firm since our inception in 2005. This proposal is put before the stockholders because, although the stockholder vote is not binding on the audit committee, the audit committee and the board believe that it is good corporate practice to seek stockholder ratification of the audit committee’s appointment of the independent auditors. If the appointment of EKS&H LLLP is not ratified, the audit committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of EKS&H LLLP is ratified, the audit committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of the Company and our stockholders.

Recommendation:

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by EKS&H LLLP for the years ended December 31, 2011 and 2012.

	Year Ended
Fee Category	December 31, 2011	December 31, 2012
Audit fees	$245,000	$324,250
Audit-related fees	156,335	10,500
Tax fees	1,000	2,500
All other fees	—	—
Total fees	$402,335	$337,250

Audit Fees:  These fees include fees related to the audit of the Company’s annual financial statements for 2011 and 2012 and review of the Company’s quarterly financial statements for 2011 and 2012.

Audit-Related Fees:  Audit-related fees are for assurance and related services including, among others, due diligence services and consultation concerning financial accounting and reporting standards.

Tax Fees:  Tax fees include fees incurred in connection with tax advice and planning.

All audit, audit-related and tax services performed by EKS&H LLLP in 2011 and 2012 were pre-approved by the audit committee, which concluded that the provision of such services by EKS&H LLLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Representatives of EKS&H LLLP are expected to be present at the annual meeting and will be afforded an opportunity to make a statement if desired and are expected to be available to respond to questions.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants for 2012, EKS&H LLLP, are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing their report. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for the year ended December 31, 2012. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include Boulder Brands’ audited financial statements in its annual report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Sincerely,

Gerald J. Laber
Dean Hollis
James B. Leighton

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by a company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Boulder Brands’ proxy statement and form of proxy relating to the 2014 annual meeting, a written copy of their notice must be received at our principal executive offices, in the form set forth below, no later than December 5, 2013. In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholder’s meeting pursuant to Rule 14a-8, stockholders must provide notice as required by, and otherwise comply with the requirements of, Rule 14a-8.

A stockholder wishing to present a proposal for a vote at our annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must deliver timely notice of such intention in proper written form to the corporate secretary. Under our bylaws, to be timely a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date not within 30 days before or after such anniversary date, notice must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Proposals that stockholders wish to present for a vote at our 2014 annual meeting (other than for inclusion in our proxy statement pursuant to Rule 14a-8) must be received no earlier than January 22, 2014 and no later than February 21, 2014. In accordance with our bylaws, the chairperson of the meeting may refuse to acknowledge the proposal of any business not made timely. To be in proper form, a stockholder’s notice must be in writing and include all of the information required by our bylaws.

Stockholders wishing to submit names of potential candidates for consideration by our nominating and corporate governance committee for the board of directors’ slate of nominees for director should follow the procedures discussed under “Procedure for Stockholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees.” Stockholders wishing to present their own nominations for director at the annual meeting should follow separate procedures discussed under “Procedure for Stockholder Nominations for Director.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON MAY 22, 2013

A copy of our annual report for the year ended December 31, 2012 accompanies this proxy statement. This proxy statement and our annual report to stockholders are also available online at: www.proxyvote.com. A stockholder who would like to obtain an additional copy of this proxy statement or the 2012 annual report may obtain one by e-mailing investor@boulderbrands.com or downloading a copy at www.proxyvote.com. A stockholder who would like to obtain directions to the annual meeting may (i) write to our corporate secretary at 115 West Century Road, Suite 260, Paramus, New Jersey 07652 or (ii) contact Carole Buyers at 303-652-0521, extension 152.

ADDITIONAL INFORMATION

The board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

Appendix A

GAAP Reconciliation

(in millions)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating income	$22.8	$23.7	$(117.4)	$11.8	$5.7	$2.4
Add back:
Depreciation and amortization of intangibles	13.5	7.8	5.2	4.9	4.5	2.6
Performance based shares released from escrow	—	—	—	—	—	18.5
Stock-based compensation	11.5	4.8	11.1	16.1	14.9	6.7
Restructuring, acquisition and integration-related costs	7.6	4.1	4.1	—	—	—
Legal settlement	—	1.1	—	—	—	—
Goodwill impairment	—	—	130.0	—	—	—
Inventory adjustment – purchase accounting	0.9	0.8	—	—	—	—
Reported COI	56.3	42.3	33.0	32.8	25.1	30.2
Add Back:
Bonus Accrual	5.6	4.8	—	—	—	—
Transaction Costs	0.4	—	—	—	—	—
Udi’s Cash Operating Income	(4.2)	—	—	—	—	—
Glutino Cash Operating Income		(1.9)	—	—	—	—
One-time discretionary Glutino bonus		0.7
Pre-Bonus Adjusted COI	58.1	45.9	—	—	—	—

BOULDER BRANDS, INC.
115 W. CENTURY ROAD
SUITE 260
PARAMUS, NJ 07652

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M57400-P36055 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOULDER BRANDS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2 AND 3.

	For All	Withhold All	For All Except
1. Election of the directors nominated by the Board of Directors to serve a three-year term and until their successors have been elected and qualified	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stephen B. Hughes
02) James E. Lewis

	For	Against	Abstain
2. Proposal to approve, on an advisory basis, our named executive officer compensation	☐	☐	☐
3. Proposal to ratify the appointment of EKS&H LLLP as the Company's independent registered public accounting firm for 2013	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, and FOR Proposals 2 and 3.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date